UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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AmerisourceBergen Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 14, 2011

Dear Stockholder:

I am pleased to invite you to attend our 2011 Annual Meeting of Stockholders on Thursday, February 17, 2011, at 2:00 p.m., Eastern Time. The meeting will be held at the Four Seasons Hotel Philadelphia, One Logan Square, Philadelphia, Pennsylvania.

The Notice of the 2011 Annual Meeting of Stockholders and the Proxy Statement describe the items of business for the meeting. At the meeting we will also report on AmerisourceBergen’s performance and operations during fiscal year 2010 and respond to stockholder questions.

Your vote is very important. Whether or not you plan to attend the 2011 Annual Meeting of Stockholders, we urge you to vote and to submit your proxy over the Internet, by telephone or by mail. If you are a registered stockholder and attend the meeting, you may revoke the proxy and vote your shares in person. If you hold your shares through a bank or broker and want to vote your shares in person at the meeting, please contact your bank or broker to obtain a legal proxy.

Thank you for your support.

Sincerely,

RICHARD C. GOZON
Chairman of the Board

Notice of 2011 Annual Meeting of Stockholders

TIME AND DATE:	2:00 p.m., Eastern Time, on Thursday, February 17, 2011

PLACE:	Four Seasons Hotel Philadelphia, One Logan Square, Philadelphia, Pennsylvania

ITEMS OF BUSINESS:
(1)  To elect each of the three nominees named in the accompanying Proxy Statement (or, if necessary, any substitute nominees selected by the Board of Directors) as a director, each to serve until the 2014 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified;

(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011;

(3) To conduct an advisory vote on the compensation of our named executive officers;

(4) To conduct an advisory vote on the frequency of a stockholder vote on the compensation of our named executive officers;

(5) To approve an amendment of our Amended and Restated Certificate of Incorporation to provide for the annual election of directors;

(6) To approve the AmerisourceBergen Corporation 2011 Employee Stock Purchase Plan; and

(7) To transact any other business properly coming before the meeting.

WHO MAY VOTE:	Stockholders of record on December 20, 2010.

IMPORTANT NOTICE REGARDING THE DATE OF AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 17, 2011:	This Notice and Proxy Statement, together with our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, are being mailed to stockholders on or about January 14, 2011.

We are also providing access to this Notice and Proxy Statement, together with our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, over the Internet. You may access our proxy materials at www.amerisourcebergen.com.

By order of the Board of Directors,

JOHN G. CHOU
Senior Vice President, General Counsel and Secretary

January 14, 2011

AmerisourceBergen Corporation
1300 Morris Drive
Chesterbrook, PA 19087

PROXY STATEMENT

TABLE OF CONTENTS

Page

About the 2011 Annual Meeting of Stockholders and Voting at the Meeting	1
Election of Directors (Item 1 on the Proxy Card)	5
Additional Information about the Directors, the Board and the Board Committees	7
Codes of Ethics	14
Corporate Governance	15
Process for Identifying and Evaluating Director Nominees and for Submitting Recommendations	18
Audit Matters	19
Audit Committee Financial Expert	19
Report of the Audit and Corporate Responsibility Committee	19
Policy for Pre-Approval of Audit and Non-Audit Services	20
Independent Registered Public Accounting Firm’s Fees	20
Ratification of Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2011 (Item 2 on the Proxy Card)	20
Compensation Committee Matters	21
Executive Compensation	22
Compensation Discussion and Analysis	22
Compensation Committee Report	32
Executive Compensation Tables	33
Employment Agreements	39
Potential Payments upon Termination of Employment or Change in Control	40
Certain Transactions	44
Advisory Vote on the Compensation of our Named Executive Officers (Item 3 on the Proxy Card)	45
Advisory Vote on the Frequency of a Stockholder Vote on the Compensation of our Named Executive Officers (Item 4 on the Proxy Card)	46
Approval of the Amendment of our Amended and Restated Certificate of Incorporation to Provide for the Annual Election of Directors (Item 5 on the Proxy Card)	47
Approval of the AmerisourceBergen Corporation 2011 Employee Stock Purchase Plan (Item 6 on the Proxy Card)	48
Beneficial Ownership of Common Stock	50
Equity Compensation Plan Information	51
Section 16(a) Beneficial Ownership Reporting Compliance	51
Availability of Form 10-K	51
Requirements for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders	51
Appendix A — Form of Certificate of Amendment of Amended and Restated Certificate of Incorporation of AmerisourceBergen Corporation	A-1
Appendix B — AmerisourceBergen Corporation 2011 Employee Stock Purchase Plan	B-1

ABOUT THE 2011 ANNUAL MEETING OF STOCKHOLDERS AND VOTING AT THE MEETING

Why am I being furnished this Proxy Statement?

This Proxy Statement is furnished by our Board of Directors in connection with its solicitation of proxies for use at the 2011 Annual Meeting of Stockholders to be held February 17, 2011, and at any adjournments thereof. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 accompanies this Notice and Proxy Statement, but is not incorporated as a part of the Proxy Statement and is not to be regarded as part of the proxy solicitation material.

What are the items of business for the meeting?

The items of business for the meeting are as follows:

•	To elect each of the three nominees named in the accompanying Proxy Statement (or, if necessary, any substitute nominees selected by the Board of Directors) as a director, each to serve until the 2014 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011;

•	To conduct an advisory vote on the compensation of our named executive officers;

•	To conduct an advisory vote on the frequency of a stockholder vote on the compensation of our named executive officers;

•	To approve the amendment of our Amended and Restated Certificate of Incorporation to provide for the annual election of directors;

•	To approve the AmerisourceBergen Corporation 2011 Employee Stock Purchase Plan; and

•	To transact any other business properly coming before the meeting.

Who is soliciting my proxy?

The Board of Directors is soliciting your proxy in order to provide you with an opportunity to vote on all matters scheduled to come before the meeting whether or not you attend the meeting in person.

May I view the proxy materials online?

We are providing access to our proxy materials over the Internet. You may access our proxy materials at www.amerisourcebergen.com.

Who is entitled to vote?

You may vote if you owned shares of our common stock as of the close of business on December 20, 2010, which is the record date. You are entitled to one vote for each share of common stock that you own. As of December 20, 2010, we had 275,327,449 shares of common stock outstanding.

What shares can I vote?

You may vote all shares owned by you as of the close of business on December 20, 2010, the record date. These shares include:

•	Shares held directly in your name as the stockholder of record.

•	Shares of which you are the beneficial owner but not the stockholder of record. These are shares that are held for you through a broker, trustee or other nominee such as a bank, including shares purchased through any 401(k) plan as well as the AmerisourceBergen Corporation 2002 Employee Stock Purchase Plan.

How do I vote before the meeting?

If you hold your shares in your own name as the stockholder of record, you have three options for voting and submitting your proxy before the meeting:

•	By Internet — We encourage you to vote and submit your proxy over the Internet at www.proxyvoting.com/abc.

•	By telephone — You may vote and submit your proxy by calling 1-866-540-5760.

•	By mail — If you received your proxy materials by mail, you may vote by completing, signing and returning the enclosed proxy card.

If you hold your shares through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on the voting procedures of the bank or broker. Please follow the directions provided to you by your bank or broker.

May I vote at the meeting?

You may vote your shares at the meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. You may vote by proxy over the Internet, by telephone or by mail.

How do I revoke my proxy?

If you are the stockholder of record, you may revoke your proxy at any time before the polls close at the meeting. You may revoke your proxy by:

•	Changing your vote in the manner described below.

•	Notifying John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 in writing that you are revoking your proxy before it is voted at the meeting.

If you hold your shares through an account with a bank or broker, your ability to revoke your proxy depends on the voting procedures of the bank or broker. Please follow the directions provided to you by your bank or broker.

May I change my vote?

You may change your vote at any time before the polls close at the meeting. You may change your vote by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting.

•	Voting again over the Internet or by telephone prior to 2:00 p.m., Eastern Time, on February 17, 2011.

•	Voting at the meeting if you are the stockholder of record.

•	Voting at the meeting if you are the beneficial owner and have obtained a legal proxy from your bank or broker.

What if I return my proxy card but do not provide voting instructions?

Proxy cards that are signed and returned but do not contain instructions will be voted as follows:

•	For the election of the nominees for director named on page 5 of this Proxy Statement;

•	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011;

•	For the approval, on an advisory basis, of the compensation of our named executive officers as described in this Proxy Statement;

•	For the approval, on an advisory basis, of conducting an advisory vote on the compensation of our named executive officers every three (3) years;

•	For the approval of the amendment of our Amended and Restated Certificate of Incorporation to provide for the annual election of directors;

•	For the approval of the AmerisourceBergen Corporation 2011 Employee Stock Purchase Plan; and

•	In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the meeting.

What does it mean if I receive more than one proxy card or instruction form?

It means that you have multiple accounts with our transfer agent and/or banks or brokers. Please vote all of your shares.

We recommend that you consolidate as many accounts as possible under the same name and address. For assistance consolidating accounts where you are the stockholder of record, you may contact our transfer agent, BNY Mellon, at 1-866-233-1957.

Will my shares be voted if I do not provide my proxy?

If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares.

If you hold shares through an account with a bank or broker, your shares may be voted on certain matters even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange, or NYSE, to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of our independent registered public accounting firm (Item 2 on the Proxy Card) and the amendment of our Amended and Restated Certification of Incorporation to provide for the annual election of directors (Item 5 on the Proxy Card) are considered routine matters for which banks and brokers may vote without specific voting instructions from their customers.

May stockholders ask questions at the meeting?

Yes. Representatives of AmerisourceBergen will answer stockholders’ questions of general interest at the end of the meeting. In order to be eligible to ask questions at the meeting, you must be able to establish that you are a stockholder either as of December 20, 2010 or as of the date of the meeting.

How many votes must be present to hold the meeting?

In order for us to conduct our meeting, a majority of the shares of our common stock outstanding as of December 20, 2010 must be present in person or by proxy at the meeting. This is referred to as a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy over the Internet, by telephone or by mail. Shares voted by banks or brokers on behalf of beneficial owners also are counted as present at the meeting. In addition, abstentions and broker non-votes will be counted for purposes of establishing a quorum with respect to any matter properly brought before the meeting. Broker non-votes occur on a matter when a bank or broker is not permitted under applicable rules and regulations to vote on a matter without instruction from the beneficial owner of the underlying shares and no instruction has been given.

How many votes are needed for each proposal and how are the votes counted?

The favorable vote of a majority of the votes cast will be required for the election of each director (Item 1 on the Proxy Card).

A majority of the votes cast means that the votes cast “for” a director exceed the number of votes cast “against” that director. Abstentions and broker non-votes are disregarded when determining if a majority of the votes have been cast in favor of a director.

The favorable vote of a majority of the shares of our common stock outstanding will be required for the approval of the amendment of our Amended and Restated Certificate of Incorporation to provide for the annual election of directors (Item 5 on the Proxy Card).

The favorable vote of a majority of the shares present in person or by proxy and entitled to vote will be required for:

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Item 2 on the Proxy Card);

•	the approval, on an advisory basis, of the compensation of our named executive officers as described in this Proxy Statement (Item 3 on the Proxy Card);

•	the approval, on an advisory basis, of a particular frequency (which may be every year, two years or three years) for a stockholder vote on the compensation of our named executive officers (Item 4 on the Proxy Card);

•	the approval of the AmerisourceBergen Corporation 2011 Employee Stock Purchase Plan (Item 6 on the Proxy Card); and

•	any other proposal that might properly come before the meeting.

Abstentions will be counted toward the tabulation of votes cast on Items 2, 3, 4, 5 and 6 and will have the effect of negative votes. Under NYSE rules, Items 2 and 5 are considered routine matters on which brokers will be permitted to vote in their discretion even if the beneficial owners do not provide voting instructions. However, Items 3, 4 and 6 are not considered routine matters under NYSE rules, and brokers will not be permitted to vote on Items 3, 4 or 6 if the beneficial owners fail to provide voting instructions. Broker non-votes will have the effect of negative votes.

How will proxies be voted on other items or matters that properly come before the meeting?

If any other items or matters properly come before the meeting, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders.

Is AmerisourceBergen aware of any other item of business that will be presented at the meeting?

We are not aware of any other business to be presented at the 2011 Annual Meeting of Stockholders. However, if any other matter should properly come before the 2011 Annual Meeting of Stockholders, the enclosed proxy confers discretionary authority with respect to such matter.

Will there be any further solicitation of proxies for the meeting?

Our directors, officers and employees may solicit proxies by telephone or in person. In addition, we have hired Morrow & Co., LLC to assist us in soliciting proxies, if necessary. Morrow may solicit proxies by telephone or in person. We will pay Morrow a fee of $10,000, plus expenses, for providing such services. All costs and expenses of any solicitation, including the cost of preparing and mailing this Proxy Statement and posting it on the Internet, will be borne by AmerisourceBergen.

Will AmerisourceBergen reimburse any expenses of banks, brokers, nominees and fiduciaries?

We will reimburse the expenses of banks, brokers, nominees and fiduciaries that send notices, proxies and proxy materials to our stockholders.

Will the directors be in attendance at the meeting?

We currently expect all of our directors to be in attendance at the 2011 Annual Meeting of Stockholders. It has been customary for our directors to attend our annual meetings of stockholders. All of our directors attended the 2010 Annual Meeting of Stockholders.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

How often are directors elected?

AmerisourceBergen’s directors are currently divided into three classes of three directors each — Class I, Class II and Class III. The directors of each class serve for a term of three years. The terms of office of the classes are currently staggered so that only one class of directors is elected at each annual meeting of stockholders.

We are proposing an amendment to our Amended and Restated Certificate of Incorporation to be voted on by our stockholders at the 2011 Annual Meeting of Stockholders that would, if adopted, eliminate the classification of our Board. Any directors who have already been elected to serve three-year terms, including the Class I directors (if they are all elected at this meeting), will serve until the earlier of their resignation or expiration of their terms. Directors whose terms expire in 2012 and beyond will be nominated for election to a term of one year.

How many directors are to be elected at the meeting?

The term of office of the current Class I directors will expire at the 2011 Annual Meeting of Stockholders. There currently are three Class I directors, all of whom have been nominated for election at the 2011 Annual Meeting of Stockholders.

What is the size of the Board of Directors?

The current size of the Board of Directors is nine.

Who are the current Class I directors?

The current Class I directors are Charles H. Cotros, Jane E. Henney, M.D. and R. David Yost.

Who are this year’s nominees?

Mr. Cotros, Dr. Henney and Mr. Yost will stand for re-election as Class I directors.

Which of this year’s nominees are independent?

Mr. Cotros and Dr. Henney are independent (as independence is defined in Section 303A of the NYSE Listed Company Manual and in our corporate governance principles).

What is the term of office for which this year’s nominees are to be elected?

The nominees are to be elected for a three-year term and are expected to hold office until the 2014 Annual Meeting of Stockholders and until their successors are elected and qualified.

What if a nominee is unwilling or unable to serve?

Each nominee for director has consented to his nomination and, so far as the Board of Directors and management are aware, intends to serve a full term as a director if elected. However, if any of the nominees should become unavailable or unable to stand for election prior to the election, the shares represented by proxies may be voted for the election of substitute nominees selected by the Board of Directors.

Biographical information about this year’s nominees:

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Charles H. Cotros	73	Mr. Cotros joined Sysco Corporation, a food service marketing and distribution organization, when his business merged with Sysco Corporation in 1974. He served as Chairman and Chief Executive Officer of Sysco Corporation from January 2000 until his retirement in December 2002, having served in those and other executive capacities, including President from 1999 until July 2000 and Chief Operating Officer from 1995 until January 2000. Mr. Cotros was Interim Chairman and Chief Executive Officer of Allied Waste Industries, Inc., a waste management services organization, from October 2004 to May 2005. Mr. Cotros is a former director of Allied Waste Industries, Inc. and Sysco Corporation. Mr. Cotros has been a director of AmerisourceBergen since January 2002. Mr. Cotros is Chairman of our Compensation and Succession Planning Committee and a member of our Audit and Corporate Responsibility Committee and our Executive and Finance Committee.
		Key Attributes, Experience and Skills:
		Mr. Cotros’s long-tenured career with Sysco Corporation and Allied Waste Industries provides valuable business, leadership and management experience, including expertise leading a large organization with global operations. Through his service on other public company Boards, Mr. Cotros brings extensive financial, business, corporate governance and executive compensation experience to our Board.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Jane E. Henney, M.D.	63	Dr. Henney has held the position of Professor, Internal Medicine and Public Health Service, College of Medicine at the University of Cincinnati since January 2008. From July 2003 to January 2008, she served as Senior Vice President and Provost for Health Affairs at the University of Cincinnati. Dr. Henney was Senior Scholar in Residence at the Association of Academic Health Centers in Washington, D.C. from 2001 to 2003 and Commissioner of Food and Drugs at the United States Food and Drug Administration from 1998 to 2001. Prior to that, Dr. Henney held the position of Vice President for Health Sciences at the University of New Mexico from 1994 to 1998 and Deputy Commissioner of Operations at the United States Food and Drug Administration from 1992 to 1994. Dr. Henney is a medical oncologist and has held several posts at the National Cancer Institute, including Deputy Director from 1980 to 1985. Dr. Henney has been a director of AmerisourceBergen since January 2002. Dr. Henney has been a director of CIGNA Corporation since 2004 and AstraZeneca PLC since 2001. Dr. Henney is Chair of our Governance and Nominating Committee and a member of our Audit and Corporate Responsibility Committee.
		Key Attributes, Experience and Skills:
		Dr. Henney’s healthcare policy and regulatory expertise provide industry-specific perspective on the Board. She offers innovative ideas and exposure to diverse, global points of view. Through both position and education, she has a wealth of public policy, leadership, management and financial experience. Dr. Henney also brings deep understanding of the role of the Board of Directors and corporate governance matters through her service on other company boards, including service on the boards of companies within the healthcare and pharmaceutical industries.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

R. David Yost	63	Mr. Yost has been the Chief Executive Officer of AmerisourceBergen Corporation since August 2001. He also served as President of AmerisourceBergen from September 2007 to November 2010 and from August 2001 to October 2002. He held the positions of Chairman and Chief Executive Officer of AmeriSource Health Corporation from December 2000 to August 2001 and President and Chief Executive Officer of AmeriSource Health Corporation from May 1997 to December 2000. Mr. Yost has held variety of other positions with AmeriSource Health Corporation and its predecessors since 1974, including Executive Vice President — Operations of AmeriSource Health Corporation from 1995 to 1997. Mr. Yost has been a director of Tyco International Ltd. since March 2009. Mr. Yost also serves on the board of directors of the International Federation of Pharmaceutical Wholesalers and the Board of Trustees of Penn Medicine. He is a former director of AmeriSource Health Corporation, PharMerica Corporation, Electronic Data Systems Corporation and Aetna Inc.. Mr. Yost has been a director of AmerisourceBergen since August 2001. Mr. Yost is Chairman of our Executive and Finance Committee.
		Key Attributes, Experience and Skills:
		As the longstanding Chief Executive Officer of AmerisourceBergen, Mr. Yost brings extensive leadership, business and operating experience to the Board, as well as tremendous knowledge of all aspects of AmerisourceBergen and the wholesale pharmaceutical distribution industry. Mr. Yost understands the competitive nature of the business and healthcare distribution and services market, has an in-depth knowledge of AmerisourceBergen, strong management skills and broad executive experience. In addition, Mr. Yost brings his broad strategic vision for the future growth of AmerisourceBergen to the Board.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the election of each of the three nominees named in this Proxy Statement to the Board of Directors.

ADDITIONAL INFORMATION ABOUT THE DIRECTORS, THE BOARD
AND THE BOARD COMMITTEES

Who are the Class II directors?

The Class II directors are Richard C. Gozon, Kathleen W. Hyle and Michael J. Long.

When does the term of the Class II directors expire?

The term of office of the Class II directors will expire at the 2012 Annual Meeting of Stockholders.

Biographical information about Class II directors:

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Richard C. Gozon	72	Mr. Gozon served as Executive Vice President of Weyerhaeuser Company, an international forest products company, and Chairman of North Pacific Paper Company, a joint venture between Weyerhaeuser Company and Nippon Paper Industries, from June 1994 until his retirement in 2002. He was responsible for Weyerhaeuser’s Pulp, Paper, Containerboard Packaging, Newsprint, Recycling and Ocean Transportation businesses. Mr. Gozon was formerly President and Chief Operating Officer of Alco Standard Corporation, a provider of paper and office products, from 1988 to 1993. He served as Executive Vice President and Chief Operating Officer in 1988 and President from 1985 to 1987 of Paper Corporation of America. Mr. Gozon is currently a director of AmeriGas Partners, L.P., Triumph Group, Inc. and UGI Corporation. He formerly served as a director of Alco Standard Corporation and AmeriSource Health Corporation from 1994 to August 2001. Mr. Gozon has been Chairman of the Board of Directors of AmerisourceBergen since February 2006 and a director of AmerisourceBergen since August 2001. Mr. Gozon is a member of our Compensation and Succession Planning Committee and our Executive and Finance Committee.

Position, Principal Occupation, Business Experience and Directorships

Key Attributes, Experience and Skills:
Mr. Gozon’s longstanding service on our Board provides him with a deep familiarity with AmerisourceBergen’s business and industry. Through his service as a senior executive of other public companies, Mr. Gozon brings extensive operations, productivity, supply chain, marketing, international business, mergers and acquisitions and financial experience to our Board. This management experience enables Mr. Gozon to contribute substantially to the oversight of all aspects of our operations, including service as our Chairman of the Board. We also benefit from Mr. Gozon’s insights and governance acumen drawn from his long experience as a director of several other public companies.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Kathleen W. Hyle	52	Ms. Hyle is Senior Vice President of Constellation Energy and Chief Operating Officer of Constellation Energy Resources, a position to which she was appointed in November 2008. From June 2007 to November 2008, Ms. Hyle served as Chief Financial Officer for Constellation Energy Nuclear Group and for UniStar Nuclear Energy, LLC, a strategic joint venture between Constellation Energy and EDF. Ms. Hyle held the position of Senior Vice President of Finance for Constellation Energy from 2005 to 2007 and Senior Vice President of Finance, Information Technology, Risk and Operations for Constellation New Energy from January to October 2005. Prior to joining Constellation Energy, Ms. Hyle served as the Chief Financial Officer of ANC Rental Corp., the parent company of Alamo Rent-A-Car and National Rent-A-Car; Vice President and Treasurer of Auto-Nation, Inc.; and Vice President and Treasurer of Black and Decker Corporation. Ms. Hyle is currently a director of Constellation Energy Nuclear Group, a joint venture between Constellation Energy and EDF, and serves on the Board of Trustees of Center Stage in Baltimore, MD. She formerly served as a director of Unistar, JV and as a member of the Board of Trustees of the National Aquarium in Baltimore, MD and of the University of Baltimore. Ms. Hyle has been a director of AmerisourceBergen since May 2010. She is a member of our Audit and Corporate Responsibility Committee.
		Key Attributes, Experience and Skills:
		Ms. Hyle brings to our Board extensive financial experience gained through her career with Constellation Energy and other public companies. This experience also enables Ms. Hyle to provide critical insight into, among other things, the Company’s financial statements, accounting principles and practices, internal control over financial reporting, and risk management processes. In addition, Ms. Hyle brings extensive management, operations, mergers and acquisitions and regulatory experience to our Board.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Michael J. Long	52	Mr. Long is Chairman of the Board, President and Chief Executive Officer of Arrow Electronics, Inc., a global distributor of electronic components and computer products. Mr. Long was appointed Chairman of the Board of Arrow effective January 2010 and Chief Executive Officer of Arrow in May 2009. He served Arrow as President and Chief Operating Officer from February 2008 until May 2009, as Senior Vice President from January 2006 to February 2008, and, previously, as Vice President for more than five years. Mr. Long was appointed President, Arrow Global Components, in September 2006. He served as President, North America and Asia/Pacific Components, from January 2006 until September 2006; President, North America, from May 2005 to December 2005; and President and Chief Operating Officer of Arrow Enterprise Computing Solutions from July 1999 to April 2005. Mr. Long currently serves on the Board of Trustees of the Denver Zoo. He has been a director of AmerisourceBergen since May 2006. Mr. Long is a member of our Compensation and Succession Planning Committee and our Governance and Nominating Committee.

Position, Principal Occupation, Business Experience and Directorships

Key Attributes, Experience and Skills:
Through his current and prior leadership positions at Arrow, Mr. Long brings to the Board relevant experience in the areas of finance, operations, management, leadership, strategic planning, executive compensation and global competition. As a result of his numerous years in the distribution industry, Mr. Long understands the competitive nature of the industry, provides critical insight into international markets, and has an in-depth knowledge of business and strategic opportunities for wholesale distribution.

Who are the Class III directors?

The Class III directors are Richard W. Gochnauer, Edward E. Hagenlocker and Henry W. McGee.

When does the term of the Class III directors expire?

The term of office of the Class III directors will expire at the 2013 Annual Meeting of Stockholders.

Biographical information about Class III directors:

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Richard W. Gochnauer	61	Mr. Gochnauer has been Chief Executive Officer of United Stationers Inc., a wholesale distributor of business products, since December 2002. He joined United Stationers as its Chief Operating Officer and a director in July 2002. From 1994 until July 2002, Mr. Gochnauer served as Vice Chairman and President, International, and President and Chief Operating Officer of Golden State Foods Corporation, a privately-held food company that manufactures and distributes food and paper products. Prior to that, he served as Executive Vice President of the Dial Corporation, with responsibility for its household and laundry consumer products businesses. Mr. Gochnauer is currently a director of Golden State Foods and Rush University Medical Center. He is a former director of Fieldstone Communities, Inc.. He has been a director of AmerisourceBergen since September 2008. Mr. Gochnauer is a member of our Compensation and Succession Planning Committee and our Governance and Nominating Committee.
		Key Attributes, Experience and Skills:
		As a result of his tenure at United Stationers, Mr. Gochnauer offers us business, leadership and management experience. He provides valuable perspective on measures to drive operating growth and compete effectively in the distribution business. He provides insight into strategic direction, global competition and international markets. Through his service on other boards of directors, he also brings extensive corporate governance and executive compensation experience to our Board.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Edward E. Hagenlocker	71	Mr. Hagenlocker joined Ford Motor Company 1964. He was elected Vice President and named General Manager of Truck Operations in 1986, appointed Vice President of General Operations for Ford North American Automotive Operations in 1992, and appointed Executive Vice President in 1993. He was elected President of Ford Automotive Operations in 1994 and Chairman, Ford of Europe in 1996. He served as Vice Chairman of Ford Motor Company in 1996 and Chairman of Visteon Automotive Systems from 1997 until his retirement in 1999. Mr. Hagenlocker is currently a director of Air Products and Chemicals, Inc. and Ingersoll-Rand Company Limited. He is a former director of AmeriSource Health Corporation, Trane, Inc., Alcatel-Lucent, Lucent Technologies, Inc., OfficeMax Incorporated, American Standard Companies Inc. and Boise Cascade Corporation. He has been a director of AmerisourceBergen since August 2001. Mr. Hagenlocker is Chairman of our Audit and Corporate Responsibility Committee and a member of our Executive and Finance Committee and our Governance and Nominating Committee.

Position, Principal Occupation, Business Experience and Directorships

Key Attributes, Experience and Skills:
During his distinguished career at Ford Motor Company, Mr. Hagenlocker gained extensive experience in operations, manufacturing, productivity, supply chain, marketing, international business, public relations and talent management. His tenure on our Board has contributed to his deep understanding of our business operations. We benefit from his leadership and the valuable insight he provides to guide our strategic direction. Through both position and education, he has a wealth of technology and financial experience. Through his service on other boards, he also brings extensive corporate governance and mergers and acquisitions experience to our Board.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Henry W. McGee	57	Mr. McGee has been President of HBO Home Entertainment, the DVD and digital program distribution division of Home Box Office, Inc., since 1995. He joined HBO in July 1979 as manager of Film Acquisitions. In 1980, he served as director to HBO’s sister division, Time-Life Television, and was placed in charge of acquiring foreign and domestic television distribution rights to theatrical features, series and movies-of-the-week. In 1981, he returned to HBO to oversee program budgeting and planning for the company’s newly-launched Cinemax service, and in 1982, was given the additional assignment of managing HBO’s Family Programming department. In October 1983, he became director, HBO Enterprises, responsible for international co-productions and new business planning and was involved in the start-up of Thorn EMI/HBO Video (now HBO Home Entertainment). Mr. McGee was named Vice President of the home video division in July 1985 and was promoted to Senior Vice President, Programming, HBO Video in March 1988. He is President of the Alvin Ailey Dance Theater Foundation and serves on the boards of the Film Society of Lincoln Center and the Black Filmmaker Foundation. He has been a director of AmerisourceBergen since November 2004. Mr. McGee is a member of our Audit and Corporate Responsibility Committee and our Compensation and Succession Planning Committee.
		Key Attributes, Experience and Skills:
		As a result of his tenure as President of HBO Home Entertainment, Mr. McGee has significant operational, marketing and wholesale distribution expertise. In addition, he brings valuable business, leadership and management experience to our Board. Mr. McGee has a deep understanding of the use of technology and all aspects of wholesale distribution and international markets. In addition, he offers innovative ideas, critical insight into strategic decision-making and exposure to diverse, global points of view.

Are there any family relationships among AmerisourceBergen’s directors and executive officers?

No.

What are the committees of the Board of Directors?

The Board of Directors has the following standing committees: Executive and Finance; Audit and Corporate Responsibility; Compensation and Succession Planning; and Governance and Nominating.

Name of Committee
and Members	Duties and Responsibilities of Committee

Executive and Finance
R. David Yost, Chair Charles H. Cotros Richard C. Gozon Edward E. Hagenlocker	• Exercises the authority of the Board between the meetings of the Board on matters that cannot be delayed, except as limited by Delaware law and our bylaws.

• Reviews the asset and liability structure of the company and considers its funding and capital needs.

• Reviews our dividend policy.

• Reviews strategies developed by management to meet changing economic and market conditions.

• At the request of the Board, reviews proposed capital expenditures and proposed acquisitions and divestitures.

Name of Committee
and Members	Duties and Responsibilities of Committee

Audit and Corporate Responsibility
Edward E. Hagenlocker, Chair Charles H. Cotros Jane E. Henney, M.D. Kathleen W. Hyle Henry W. McGee	• Appoints, and has authority to terminate, the company’s independent registered public accounting firm.

• Pre-approves all audit and permitted non-audit services provided by the company’s independent registered public accounting firm, including the scope of the audit and audit procedures.

• Reviews and discusses the independence of the company’s independent registered public accounting firm.

• Reviews and discusses with management and the company’s independent registered public accounting firm the company’s audited financial statements and interim quarterly financial statements as well as management’s discussion and analysis of the statements as set forth in Forms 10-K and 10-Q filed with the SEC.

• Prepares the Audit Committee report as required by SEC rules.

• Discusses with management and/or the company’s independent registered public accounting firm significant financial reporting issues and accounting issues and the effectiveness of our system of internal controls over financial reporting.

• Inquires of management, the internal auditor and the company’s independent registered public accounting firm about significant risks or exposures (whether financial, operational or otherwise) and assesses the steps management has taken to control such risks or exposures, including policies implemented for such purposes.

• Reviews internal audit function, internal audit plans, internal audit reports and management’s response to such reports.

• Reviews the appointment, performance and replacement of our chief audit executive.

• Reviews and approves all related persons transactions in accordance with our Related Persons Transactions Policy.

• Oversees compliance with our Code of Ethics and Business Conduct.

Compensation and Succession Planning
Charles H. Cotros, Chair Richard W. Gochnauer Richard C. Gozon Michael J. Long Henry W. McGee	• Reviews and approves AmerisourceBergen’s executive compensation strategy and the individual elements of total compensation for the Chief Executive Officer and other members of senior management, including any other executive officers.

• Evaluates the performance of management annually.

• Ensures that our executive compensation strategy supports stockholder interests.

• Reviews and discusses with management the Compensation Discussion and Analysis and other disclosures about executive compensation that are required to be included in our Proxy Statement and Annual Report on Form 10-K.

Name of Committee
and Members	Duties and Responsibilities of Committee

• Prepares a Compensation Committee report as required by SEC rules.

• Administers and makes awards under our incentive compensation plans, including stock option plans.

• Has sole authority for retaining and terminating any consulting firm used to assist in the evaluation of the compensation of the Chief Executive Officer or any other executive officer and ensuring the independence of such consulting firm.

• Monitors the activities of our internal Benefits Committee, including the Benefit’s Committee’s oversight of the administration and investment performance of our pension and retirement plans.

• Oversees the administration of our health and welfare benefit plans.

• Reviews with management and makes recommendations relating to succession planning and management development.

Governance and Nominating
Jane E. Henney, M.D., Chair Edward E. Hagenlocker	• Recommends selection and qualification criteria for directors and for committee members.
Richard W. Gochnauer Michael J. Long	• Identifies and recommends qualified candidates to serve as directors of the company.

• Considers nominees for director recommended by stockholders.

• Reviews and makes recommendations relating to succession planning for Board and Board committee leadership positions and prepares for Board vacancies.

• Makes recommendations regarding the size and composition of the Board and the composition and responsibilities of Board committees.

• Oversees the evaluation of the Board and the Board Committees.

• Reviews and makes recommendations to the Board regarding director compensation.

• Has sole authority for retaining and terminating any consulting firm used to assist in the evaluation of the compensation of directors and ensuring the independence of such consulting firm.

• Reviews and makes recommendations to the Board about the company’s corporate governance.

How often did the Board and the committees meet in fiscal year 2010?

During fiscal year 2010, the Board of Directors met five times; the Executive and Finance Committee met three times; the Audit and Corporate Responsibility Committee met twelve times; the Compensation and Succession Planning Committee met five times; and the Governance and Nominating Committee met five times.

Did each director attend at least 75% of the meetings of the Board of Directors and of the committees on which he or she served?

Yes.

Do the non-management directors meet regularly?

The non-management directors meet at or near the end of each regularly scheduled meeting of the Board of Directors. The Chairman of the Board of Directors presides at such meetings. If the Chairman is not present, the committee chairs preside on a rotating basis.

How do interested parties make their concerns known to the non-management directors?

Interested parties who wish to make any concerns known to the non-management directors may submit communications at any time in writing to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. AmerisourceBergen’s Secretary will determine, in his good faith judgment, which communications will be relayed to the non-management directors.

How are directors compensated?

The following table summarizes the total compensation earned by directors who were not employees of AmerisourceBergen during fiscal year 2010. Directors who are employees of AmerisourceBergen receive no compensation for their service as directors or as members of Board committees.

Non-Employee Director Compensation at 2010 Fiscal Year End

	Fees Earned
	or Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation
Name	(1)	(2)(3)	(2)(4)	(5)	Total

Charles H. Cotros	$100,500	$18,751	$100,000	$1,591	$220,842
Richard W. Gochnauer	$24,750	$74,992	$100,000	—	$199,742
Richard C. Gozon	$140,250	—	$100,000	—	$240,250
Edward E. Hagenlocker	$127,750	—	$100,000	—	$227,750
Jane E. Henney, M.D.	$40,500	$74,992	$100,000	—	$215,492
Kathleen W. Hyle	$12,000	$85,042	$76,717	—	$173,759
Michael J. Long	$28,500	$74,992	$100,000	$1,301	$204,793
Henry W. McGee	$33,750	$74,992	$100,000	$6,863	$215,605

(1)	These amounts represent annual retainer and meeting fees earned by directors in cash for Board and committee service in fiscal year 2010, including amounts deferred into our deferred compensation plan.

(2)	The amounts reported represent the grant date fair value of the award for fiscal year 2010 computed in accordance with Accounting Standards Codification 718 (ASC 718), disregarding the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the directors in fiscal year 2010. See Note 9 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 for assumptions used to estimate the fair values of restricted stock and option awards granted during fiscal year 2010. The grant date fair value of restricted stock is based on the closing price of our common stock on the date of grant.

(3)	Restricted stock awards are payable in connection with a director’s initial election to the Board and, at the director’s election, in lieu of a director’s annual retainer. Such awards are made in quarterly increments generally on November 1, February 1, May 1 and August 1 of each fiscal year. As of September 30, 2010, each of the non-employee directors held the following shares of outstanding restricted stock: Mr. Cotros — 8,511; Mr. Gochnauer — 9,345; Mr. Gozon — 0; Mr. Hagenlocker — 0; Dr. Henney — 10,399; Ms. Hyle — 2,711; Mr. Long — 10,399; and Mr. McGee — 6,603.

(4)	On March 5, 2010, each non-employee director, except Kathleen Hyle, received a grant of non-qualified stock options to purchase 13,756 shares of our common stock with an exercise price of $27.99 per share. The option award had a grant date fair value of $100,000. On May 13, 2010, in connection with her initial election to the Board, Ms. Hyle received a grant of non-qualified stock options to purchase 9,347 shares of our common stock with an exercise price of $31.60 per share and a grant date fair value of $76,717. Grant date fair values were determined based on a binomial method of valuation. As of September 30, 2010, each non-employee director held the following outstanding stock options: Mr. Cotros — 85,428; Mr. Gochnauer — 41,956; Mr. Gozon — 162,994; Mr. Hagenlocker — 123,732; Dr. Henney — 65,982; Ms. Hyle — 9,347; Mr. Long — 80,382; and Mr. McGee — 111,128.

(5)	Amounts shown are the dividends accrued and paid on restricted stock that vested in fiscal year 2010.

Director Fees.  We pay our non-employee directors an annual retainer and meeting attendance fees in quarterly increments during the course of each year. During fiscal year 2010, the Chairman of the Board received an annual retainer of $90,000 and each other non-employee director received an annual retainer of $60,000. Ms. Hyle received a pro-rated portion of the annual retainer and fee for fiscal year 2010, the year in which she joined the Board. As explained below, a director may elect to have the annual retainer paid in cash, restricted common stock or options exercisable for common stock or credited to a deferred compensation account. For attending a Board meeting in person, the Chairman of the Board receives $7,500 and each other non-employee director receives $3,000. For attending a committee meeting in person, the Chairs of the Audit and Corporate Responsibility Committee and the Compensation and Succession Planning Committee receive $5,000, the Chair of the Governance and Nominating Committee receives $3,000 and other committee members receive $1,500. Telephonic meeting fees are 50% of the in-person meeting fee. A director may elect to have the meeting fees paid in cash or credited to a deferred compensation account. In addition, we provide our directors with a prescription drug benefit. We also reimburse our directors for the cost of transportation, food and lodging in connection with their service as directors.

Restricted Stock Awards.  Our non-employee directors receive a grant of restricted stock having a fair value of $50,000 in connection with their initial election to the Board. In most cases, the restrictions on the stock lapse three years after the grant date. A director who retires before the restrictions lapse may, in the Board’s discretion, receive a partial or full distribution of such stock.

Option Awards.  Our non-employee directors also receive an annual grant of non-qualified options to purchase our common stock having a grant date fair value of $100,000 (or a pro rata portion of the annual stock option grant in the year of their initial election to the Board). The exercise price of all options granted is the closing price of a share of our common stock on the date of grant. Options vest in equal installments over three years beginning on the first anniversary of the grant date. Vested options may be exercised at any time prior to the tenth anniversary of the grant date unless a director ceases to be a member of the Board. Generally, the options that have been granted will expire one or three years after the director ceases to be a member of the Board, depending on the reason for termination.

Deferral and Other Arrangements.  Directors may elect to defer all or any part of the annual retainer and meeting fees and credit the deferred amount to an account under the AmerisourceBergen Corporation 2001 Deferred Compensation Plan. Payment of deferred amounts will be made or begin on the first day of the month after the non-employee director ceases to serve as a director. A director may elect to receive the deferred benefit (i) over annual periods ranging from three to fifteen years and payable in quarterly installments or (ii) in a single distribution. We pay all costs and expenses incurred in the administration of the deferred compensation plan. Directors may also elect to forego 50% or more of their annual cash retainer and receive an enhanced amount of restricted stock or stock options for the cash compensation foregone. If they choose to receive restricted stock, they will receive restricted stock having a value equal to 125% of the cash compensation foregone. If they choose to receive options, they will receive non-qualified stock options having a fair value equal to 150% of the cash compensation foregone.

Stock Ownership Guidelines.  We require our non-employee directors to own shares of our common stock to align their interests with those of the stockholders and to provide an incentive to foster our long-term success. In the first and second years after their election to the Board, non-employee directors must own stock equal in value to one or two times the annual retainer, respectively. From and after the third year following their Board election, non-employee directors must own stock equal in value to at least three times the annual retainer. We may take unusual market conditions into consideration when assessing compliance.

CODES OF ETHICS

Has AmerisourceBergen adopted a code of ethics and business conduct that applies to directors, officers and employees?

The Board of Directors adopted the AmerisourceBergen Corporation Code of Ethics and Business Conduct, in its current form, in May 2004. It applies to directors and employees, including officers, and is intended to comply with the requirements of Section 303A.10 of the NYSE Listed Company Manual.

Any waivers of the application of the AmerisourceBergen Corporation Code of Ethics and Business Conduct to directors or executive officers must be made either by the Board of Directors or the Audit and Corporate Responsibility Committee. We will disclose any such waiver or amendment of the Code of Ethics and Business Conduct promptly on our website.

Has AmerisourceBergen adopted a code of ethics for the principal executive officer and principal financial and accounting officers of AmerisourceBergen as required by SEC regulations?

We have adopted the AmerisourceBergen Corporation Code of Ethics for Designated Senior Officers in accordance with Item 406 of the SEC’s Regulation S-K. It applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. Any waiver or amendment of the AmerisourceBergen Corporation Code of Ethics for Designated Senior Officers will be disclosed promptly on our website.

Where can stockholders obtain copies of the codes of ethics?

We have posted both the AmerisourceBergen Corporation Code of Ethics and Business Conduct and the AmerisourceBergen Corporation Code of Ethics for Designated Senior Officers under the Investors section of our Internet website at www.amerisourcebergen.com. A copy of the AmerisourceBergen Corporation Code of Ethics for Designated Senior Officers has also been filed with the SEC as an exhibit to our periodic reports under the Securities Exchange Act of 1934, as amended.

CORPORATE GOVERNANCE

What is our leadership structure?

Our executive officers, managers and employees conduct our business under the direction of our Chief Executive Officer and with the independent oversight of our Board. To enhance its independent oversight function, our Board is composed of directors who are not employed by us, with the exception of Mr. Yost. A non-executive director serves as Chairman of the Board. At each regularly scheduled Board meeting, our non-employee directors meet in executive session without management present. Our Board provides guidance, critical review of our strategic initiatives, business plan and risk management processes. Our Board also ensures that we have an effective management team in place to run the company and serves to protect and advance the long-term interests of our stockholders. The role of our senior executives is to develop and implement a strategic business plan for AmerisourceBergen and to grow our business.

Why have we chosen to have an independent director serve as Chairman of the Board?

We believe that having a non-executive Chairman of the Board emphasizes the importance of the Board’s objectivity and independence from management and best promotes the effective functioning of the Board’s oversight role. Our Chairman’s responsibility is to ensure that our Board functions properly and to work with our Chief Executive Officer to set its agenda. We expect our Chairman to facilitate communications among our directors and between the Board and senior management. While our Chairman provides independent leadership, he also works closely with our Chief Executive Officer to ensure that our directors receive the information that they need to execute their responsibilities, including discussing and providing critical review of the matters that come before the Board and assessing management’s performance.

Why is the composition of our Board appropriate for AmerisourceBergen?

We are one of the world’s largest pharmaceutical services companies, with operations primarily in the United States, Canada and the United Kingdom. Our Board is called upon to address matters of considerable complexity. These issues range from evaluating long-range strategic initiatives to responding to changing market conditions and/or government regulations. To enhance the Board’s decision-making process, we seek individuals with diverse backgrounds, skills and expertise to serve on our Board. Our Board is composed of directors with a mix of industry, operational, healthcare, government, business development, marketing, and global expertise. We have directors who are current or former executive officers of public companies or wholesale distribution companies. Many of our directors serve or have served on the board of directors of other public companies. We have directors with significant public policy experience and knowledge of the healthcare and pharmaceutical industries. We believe that this mix encourages fresh perspectives, enriches the Board’s deliberations and avoids the dominance of particular individual or group over the Board’s decisions.

Has AmerisourceBergen adopted corporate governance principles for the Board of Directors?

Our Board has adopted the AmerisourceBergen Corporation Corporate Governance Principles. The corporate governance principles, together with the charters of the Board committees, provide the framework for the governance of AmerisourceBergen. The Board reviews and updates the corporate governance principles and the committee charters from time to time to reflect corporate governance best practices. The corporate governance principles address a variety of governance issues, including those discussed under this heading and the headings Additional Information about the Directors, the Board and the Board Committees, Code of Ethics, and Process for Identifying and Evaluating Director Nominees and for Submitting Recommendations

Where can stockholders find our corporate governance documents?

Our corporate governance principles and the charters of the Executive and Finance, Audit and Corporate Responsibility, Compensation and Succession Planning and Governance and Nominating Committees have been posted under the Investors section of our website at www.amerisourcebergen.com.

Do we have a majority vote standard for director elections and a director resignation policy?

Our bylaws and corporate governance principles provide for a majority vote standard for the election of directors. Under the majority vote standard, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that director. A plurality voting standard will apply instead of a majority voting standard if:

•	A stockholder has provided us with notice of a nominee for director in accordance with our bylaws; and

•	That nomination has not been withdrawn on or prior to the day next preceding the date the company first provides its notice of meeting for such meeting to stockholders.

Under Delaware law, if an incumbent nominee for director in an uncontested election does not receive the required votes for re-election, the director remains in office until a successor is elected and qualified. Our bylaws and corporate governance principles require each director nominee to tender an irrevocable resignation prior to the applicable meeting of stockholders and include post-election procedures in the event an incumbent director does not receive the required votes for re-election, as follows:

•	The Governance and Nominating Committee shall make a recommendation to the Board as to whether to accept the previously tendered resignation of the director.

•	The Board will act on the Governance and Nominating Committee’s recommendation.

•	The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

Has the Board determined which of the directors are independent?

The Board has determined that, except for Mr. Yost, all of the directors and director nominees are independent. Our corporate governance principles require us to maintain a minimum of 70% independent directors on our Board. If the three director nominees are elected at the 2011 Annual Meeting of Stockholders, eight out of nine directors then serving, or approximately 90% of the Board, will be independent.

The Board has adopted guidelines in our corporate governance principles to assist it in making independence determinations, which meet or exceed the independence requirements set forth in the NYSE listing standards. These guidelines are contained in Section 5 of our corporate governance principles, which are available to stockholders under the Investors section of our website at www.amerisourcebergen.com. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with AmerisourceBergen.

With the assistance of legal counsel to the company, the Board reviewed the applicable legal standards for director and Board committee member independence and our corporate governance standards. As a result of this review, the Board has determined that each of the following directors is independent: Charles H. Cotros, Richard W. Gochnauer, Richard C.

Gozon, Edward E. Hagenlocker, Jane E. Henney, M.D., Kathleen W. Hyle, Michael J. Long and Henry W. McGee. The Board has also determined that, as required by their charters, all members of the Audit and Corporate Responsibility, Compensation and Succession Planning and Governance and Nominating Committees are independent. In addition to the independence standards in our corporate governance principles, members of the Audit and Corporate Responsibility Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from us other than their directors’ compensation. All members of the Audit and Corporate Responsibility Committee satisfy this additional SEC and NYSE independence requirement for audit committee members. We also apply this additional independence standard to the Compensation and Succession Planning Committee and the Governance and Nominating Committee and their members satisfy this standard. In undertaking its review, the Board considered that some of our directors serve on the board of directors of companies for which we perform (or may seek to perform) drug distribution and other services in the ordinary course of business and on competitive terms.

How does the Board oversee our risk management process?

The Board executes its oversight responsibility for risk management directly and through its committees, as follows:

•	The Audit and Corporate Responsibility Committee (the “Audit Committee”) has primary responsibility for monitoring our internal audit, corporate, financial and regulatory risk assessment and risk management processes and overseeing our system of internal controls and financial reporting. The Audit Committee discusses specific risk areas throughout the year, including those that may arise in various business units from time to time, and the measures taken by management to monitor and limit risk.

•	The Audit Committee receives regular reports throughout the year on matters related to risk management. At each regularly scheduled meeting, the Audit Committee receives reports from our (i) external auditor on the status of audit activities and findings; and (ii) chief audit executive (who reports directly to the Audit Committee) on the status of the internal audit plan, audit results and any corrective action taken in response to audit findings.

•	We have a Chief Compliance Officer who is in charge of our corporate compliance program and training and monitoring compliance with our Code of Ethics and Business Conduct. In addition, we have an internal Compliance Committee composed of senior executives that administers our compliance program. Our Chief Compliance Officer and/or Senior Vice President, General Counsel and Secretary report to the Audit Committee throughout the year on the status of our compliance program, calls to our hotline and any changes or developments.

•	The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation and Succession Planning Committee assesses risks associated with our compensation policies and programs for executives as well as employees generally. Our Executive and Finance Committee discusses risks relating to our capital structure, financing activities, dividend and tax policy and share repurchase activities.

•	Each Board committee reports to the Board at every regular Board meeting on the topics discussed and actions taken at the most recent committee meeting. The Board discusses the risks and exposures, if any, involved in the matters or recommendations of the committees, as necessary.

•	The Board considers specific risk topics throughout the year, including risks associated with our business plan, operational efficiency, strategic objectives, government regulation, investment opportunities, physical facilities, information technology infrastructure and capital structure, among many others. Each fiscal quarter, our Chief Financial Officer reports to the Board on AmerisourceBergen’s financial performance and discusses how actual performance compares to our business plan. Our corporate officers and the heads of our principal business units report regularly to the Board about the risks and exposures related to the business they lead. The Board is informed about and regularly discusses our risk profile, including legal, regulatory and operational risks to our business.

Has management conducted a risk assessment of AmerisourceBergen’s employee compensation policies and practices?

We have conducted an internal risk assessment of our employee compensation policies and practices, including those relating to our executives. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on AmerisourceBergen. We have reviewed our risk analysis with the Compensation and Succession Planning Committee. The risk assessment process included, among other things, a review of all key incentive compensation plans to ensure that they are aligned with our pay-for-performance philosophy and include performance metrics that meet and support corporate goals. The objective of the process was to identify any compensation plans and practices that may encourage employees to take unnecessary risks that could threaten the company. No such plans or practices were identified. In particular, there are various factors that mitigate the risk profile of our compensation programs, including, among other things:

•	Performance targets under our cash incentive programs are tied to a number of different financial metrics so employees will not place undue emphasis on any particular metric at the expense of other aspects of our business;

•	Maximum caps on payouts have been established for our annual cash incentive programs, including under our Annual Incentive Plan, the cash bonus plan used for senior management;

•	Equity incentives vest over a number of years and therefore encourage a long-term perspective;

•	Stock ownership requirements align the interests of our senior management with those of our stockholders;

•	We have effective management processes for developing annual business plans and a strong system of internal financial controls; and

•	A broad-based group of functions within the organization, including human resources, finance and legal, oversee aspects of our cash and equity incentive programs.

PROCESS FOR IDENTIFYING AND EVALUATING DIRECTOR NOMINEES AND FOR
SUBMITTING RECOMMENDATIONS

How does the Governance and Nominating Committee identify and evaluate director nominees?

Director nominees should:

•	possess the highest personal and professional ethics, integrity and values;

•	be committed to representing the long-term interests of the stockholders; and

•	have an inquisitive and objective perspective, practical wisdom and mature judgment.

The Governance and Nominating Committee seeks to identify candidates who bring diverse experience at policymaking levels in business, management, marketing, finance, technology, human resources, communications, education, government, healthcare and in other areas that are relevant to our activities. While the committee values and considers the diversity of skills and experience of prospective nominees, the committee does not have a formal policy by which the committee assigns specific weights to particular skills or experiences of prospective nominees.

Additionally, director nominees should have sufficient time to effectively carry out their duties. The Chief Executive Officer of AmerisourceBergen may serve on the board of no more than one other public company. Other director nominees may serve on the boards of no more than four other public companies.

What process should a stockholder follow to propose nominees for consideration by the Governance and Nominating Committee?

Stockholders may propose nominees for consideration by the Governance and Nominating Committee by submitting the names, appropriate biographical information and qualifications in writing to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

In considering any nominee proposed by a stockholder, the Governance and Nominating Committee will reach a conclusion based on the criteria described above. After full consideration, the stockholder proponent will be notified of the decision of the committee.

In order to be considered by the Governance and Nominating Committee for the Annual Meeting of Stockholders to be held in 2012, the name of the proposed nominee and supporting biographical information and description of the qualifications of the proposed nominee must be received by us no later than September 16, 2011.

AUDIT MATTERS

Audit Committee Financial Expert

The Board of Directors has determined that Mr. Hagenlocker is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Hagenlocker serves as Chairman of the Audit and Corporate Responsibility Committee.

Report of the Audit and Corporate Responsibility Committee

The Audit and Corporate Responsibility Committee consists of the five directors named below. All of the committee members are independent (as independence is defined in Section 303A of the NYSE Listed Company Manual and our corporate governance principles) and all of the members are financially literate.

The committee reviewed and discussed with AmerisourceBergen’s management and its independent registered public accounting firm (i) the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and (ii) the company’s internal control over financial reporting. AmerisourceBergen’s management has the primary responsibility for the company’s financial statements and its financial reporting and control processes and procedures, including its internal control over financial reporting and its disclosure controls and procedures. AmerisourceBergen’s management has represented to the Audit and Corporate Responsibility Committee that the financial statements contained in the company’s fiscal year 2010 Annual Report on Form 10-K were prepared in accordance with U.S. generally accepted accounting principles and that the company’s internal control over financial reporting was effective as of September 30, 2010 (based on the criteria set forth in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission).

The committee discussed with the company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of the company’s accounting principles, the reasonableness of significant judgments reflected in the financial statements and the clarity of disclosures in the financial statements as well as such other matters as are required to be discussed with the committee under the standards of the Public Company Accounting Oversight Board (United States).

The committee discussed with the company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee discussed with the independent registered public accounting firm the firm’s independence from the company and its management, including the matters in the written disclosures and letter which were received by the committee from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence.

The committee also discussed with the company’s independent registered public accounting firm, the firm’s audit of the effectiveness of the company’s internal control over financial reporting, as of September 30, 2010.

Based on the reviews and discussions referred to above, the Audit and Corporate Responsibility Committee recommended to the Board of Directors that the audited financial statements be included in AmerisourceBergen’s Annual Report on Form 10-K for fiscal year 2010.

AUDIT AND CORPORATE RESPONSIBILITY
COMMITTEE

Edward E. Hagenlocker, Chairman
Charles H. Cotros
Jane E. Henney, M.D.
Kathleen W. Hyle
Henry W. McGee

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit and Corporate Responsibility Committee’s policy is to pre-approve all audit services and all non-audit services that the company’s independent registered public accounting firm is permitted to perform for the company under applicable federal securities regulations. As permitted by the applicable regulations, the committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent registered public accounting firm and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.

Independent Registered Public Accounting Firm’s Fees

During the fiscal years ended September 30, 2010 and 2009, Ernst & Young LLP, AmerisourceBergen’s independent registered public accounting firm, billed the company the fees set forth below in connection with services rendered by the independent registered public accounting firm to the company:

Fee Category	Fiscal Year 2010	Fiscal Year 2009

Audit Fees	$3,568,500	$3,197,412
Audit-Related Fees	260,000	217,800
Tax Fees	552,520	672,552
All Other Fees	2,000	1,995

TOTAL	$4,383,020	$4,089,759

Audit fees consisted of fees for the audit of AmerisourceBergen’s annual financial statements, consultation concerning financial accounting and reporting standards and consultation concerning matters relating to Section 404 of the Sarbanes-Oxley Act of 2002, review of quarterly financial statements as well as services normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and assistance with and review of company documents filed with the SEC. Audit fees also included the fees for the audit of the effectiveness of the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related fees consisted of fees for assurance and related services, including employee benefit plan audits and due diligence related to acquisitions.

Tax fees consisted primarily of fees for tax compliance, tax advice and tax planning services.

Other fees consisted of subscription fees for Internet-based professional literature.

Our Audit and Corporate Responsibility Committee reviewed and approved all fees charged by Ernst & Young LLP in accordance with the pre-approval policy described above and monitored the relationship between audit and permissible non-audit services provided. The policy is intended to ensure that the fees earned by Ernst & Young are consistent with the maintenance of the independent registered public accounting firm’s independence in the conduct of its auditing functions.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS
AMERISOURCEBERGEN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2011
(Item 2 on the Proxy Card)

What am I voting on?

You are voting on the ratification of the appointment of Ernst & Young LLP as AmerisourceBergen’s independent registered public accounting firm for the fiscal year ending September 30, 2011. The Audit and Corporate Responsibility Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2011. Although our governing documents do not require the submission of the appointment of AmerisourceBergen’s independent registered public accounting firm to the stockholders for approval, the Board considers it desirable that the stockholders ratify the appointment of Ernst & Young LLP. Should the stockholders not ratify the appointment of Ernst & Young LLP as AmerisourceBergen’s independent registered public accounting firm for the fiscal year ending

September 30, 2011, the Audit and Corporate Responsibility Committee will investigate the reasons for the rejection by the stockholders and will reconsider the appointment of Ernst & Young LLP.

What services will the independent registered public accounting firm provide?

Audit services provided by Ernst & Young LLP for fiscal year 2011 will include the examination of the consolidated financial statements of AmerisourceBergen and services related to periodic filings made with the SEC. Audit services for fiscal year 2011 also will include the audit of the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Additionally, Ernst & Young LLP may provide audit-related, tax and other services comparable in nature to the services performed in fiscal years 2009 and 2010, as described above under the heading Independent Registered Public Accounting Firm’s Fees.

Will representatives of the independent registered public accounting firm be present at the 2011 Annual Meeting of Stockholders?

Representatives of Ernst & Young LLP are expected to be present at the 2011 Annual Meeting of Stockholders. Such representatives will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the ratification of the appointment of Ernst & Young LLP as AmerisourceBergen’s independent registered public accounting firm for fiscal year 2011.

COMPENSATION COMMITTEE MATTERS

General

Our Compensation and Succession Planning Committee, or the Committee, is composed entirely of independent directors. It is responsible for the design of our executive compensation program and review of succession planning. The Committee reviews and approves the compensation for our executives, including our named executive officers. The Committee also oversees our employee pension, long-term incentive, savings, health and welfare plans. The Committee has delegated the administration of our pension and benefit plans to an internal benefits committee, composed of senior finance, human resources and legal executives. The internal benefits committee is also responsible for oversight of the investment management of the assets of our pension plans and the investment options under our savings plans as well as the performance of the investment advisers and plan administrators.

Processes and Procedures

Meetings.  The Committee met five times in 2010. The Chairman, in consultation with the other Committee members and our management, prepares agendas, which address an annual calendar of topics and other matters requiring the attention of the Committee. The Committee meets without management present, whenever necessary, to discuss matters it deems appropriate.

Role of External Compensation Consultant.  The Committee has sole authority to engage an executive compensation consultant and to terminate the engagement of any such consultant. The Committee’s consultant must be independent and objective. No firm will be disqualified solely on the basis of fees, provided it has not received more than $100,000 in the aggregate for the performance of any other services for AmerisourceBergen during the fiscal year. In 2010, the Committee engaged Towers Watson (formerly Towers Perrin) to serve as its compensation consultant until July 2010 when Pay Governance LLC, including the consultants that serve the Committee, spun off from Towers Watson to form an independent executive compensation advisory firm. The Committee decided to engage Pay Governance to serve as its compensation consultant due to Pay Governance’s independence, familiarity with our executive compensation program and the involvement of its consultants in ongoing projects during the fiscal year 2010 compensation cycle. Pay Governance provides its services to the Committee pursuant to a written consulting agreement, subject to annual review.

During 2010, our external compensation consultants advised us on executive compensation matters, plan design and industry trends and practices. As directed by the Committee, the consultants prepared analyses and recommendations for the

Committee and the Board relating to all aspects of the compensation of our executives, including pay recommendations for Mr. Yost. They advised the Committee on market practices regarding executive compensation, including long-term incentive pay, and reviewed our peer group, benchmarking methodology and market positioning of the compensation provided to our named executive officers and other senior management. The consultants meet privately with the Committee and individual Committee members from time to time to plan for Committee meetings and discuss executive compensation matters.

Role of Executive Officers and Management.  Mr. Yost gives the Committee a performance assessment and pay recommendation for senior management, including each of the other named executive officers. Management, in consultation with the external compensation consultant, may also make recommendations to the Committee on matters of compensation philosophy and plan design. Executives may attend the Committee meetings, but they are not present when the Committee meets in executive session and they do not make recommendations regarding their own compensation.

The Board of Directors establishes the compensation of directors based upon the recommendation of the Governance and Nominating Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Overview

AmerisourceBergen is one of the largest pharmaceutical services companies in the world. We operate in a highly competitive environment. The purpose of our executive compensation program is to attract, motivate and retain the executives who lead our business and align their interests with the long-term interests of our stockholders. Our fiscal year 2010 named executive officers are: R. David Yost, Chief Executive Officer; Steven H. Collis, President and Chief Operating Officer; Michael D. DiCandilo, Executive Vice President and Chief Financial Officer; John G. Chou, Senior Vice President, General Counsel and Secretary; and James D. Frary, Senior Vice President and President, AmerisourceBergen Specialty Distribution and Services. For purposes of this Proxy Statement, we use our named executive officers’ current titles. However, in fiscal year 2010, Mr. Collis served as Executive Vice President and President of AmerisourceBergen Drug Corporation and Mr. Yost served as President and Chief Executive Officer. Mr. Collis was named President and Chief Operating Officer on November 11, 2010.

The main elements of our compensation program are base salary, annual cash bonus and long-term equity incentive awards. We benchmark the compensation of our named executive officers using published compensation survey data and, for the top three executives, against a peer group composed of 15 companies that are similar in size and revenues to AmerisourceBergen. For our named executive officers, we target base salary in the 35th percentile for comparable positions at companies in our peer group. When we deliver targeted financial results, we aim to provide total cash compensation (base salary and cash bonus) in the 50th percentile of our peer group and total direct compensation (base salary, cash bonus and equity awards) in the 50th — 75th percentile of our peer group. We seek to pay our executives fairly and link pay with performance. In fiscal year 2010, incentive compensation (annual cash bonus and equity awards) accounted for approximately 81% of the total direct compensation of Mr. Yost and 79% of the average total direct compensation of our other named executive officers.

We believe our executive pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. We regularly evaluate the major risks to our business, including how risks taken by management could impact the value of executive compensation. To this end, we note the following:

•	Our annual bonus plan does not provide payment for poor performance, regardless of whether the failure to achieve target was outside of management’s control.

•	There is a cap on the annual bonus opportunity, even for spectacular performance.

•	Executives must own our stock and the amount of their stock ownership increases with their level of responsibility. Mr. Yost owns 1% of our outstanding common stock.

•	Beginning in 2009, forfeiture and repayment obligations attach to equity awards so that if any holder is terminated for cause, breaches non-compete obligations or otherwise engages in conduct that is detrimental to AmerisourceBergen (including misconduct leading to the restatement of our financial statements), he or she will be required to forfeit outstanding awards and pay back the economic benefits realized from vested awards.

•	We prohibit our executives and non-executive directors from engaging in any speculative transactions in our securities and from hedging the economic risk of ownership of our stock.

2010 Fiscal Year Financial and Business Performance

AmerisourceBergen performed very well in fiscal year 2010. Our results from continuing operations in fiscal year 2010 reflected exceptional resiliency in our business. We grew our revenue by 9% to $78 billion. We generated free cash flow of $924 million and net income of $637 million. We achieved a return on invested capital (ROIC) of 17.4%, which exceeded our weighted average cost of capital. Fiscal year 2010 diluted earnings per share from continuing operations (EPS) increased by approximately 31% to $2.22 per share. Overall, our drug distribution business and our specialty drug distribution business both demonstrated solid growth this past year. We returned a substantial amount of cash to our stockholders in fiscal year 2010 through $90.6 million in dividends and $470.4 million in stock repurchases. Our total stockholder returns (TSR), including reinvestment of gross dividends, for the fiscal years ended September 30, 2010, 2009 and 2008 were 40.8%, 23.1% and (-15.6%), respectively. This compares to TSR of the S&P 500 Index of 13.1%, (-6.5%) and (-23%) over the same periods.

The leadership and discipline of our management team heavily contributed to our performance over the last several years. Among other achievements, Mr. Yost and the other named executive officers demonstrated solid execution of our business plan and the promotion of our strategic objectives. They continued to position us appropriately for growth, including by increasing revenues, expanding operating income as a percentage of revenue, and promoting a diverse customer and product mix in our businesses. Their focus on expense and working capital management increased our efficiency and improved our results. In addition, our managers promoted a philosophy of continuous improvement, leadership development among our senior managers and the ongoing importance of diversity and inclusion among our employee population.

2010 Fiscal Year Executive Compensation Actions

Our Compensation and Succession Planning Committee (referred to as the Committee) took into account a number of factors in determining fiscal year 2010 compensation, including our financial and business results, individual performance and competitive data. In light of these considerations, the Committee made the following executive compensation decisions in fiscal year 2010:

•	In November 2009, established fiscal year 2010 performance goals for our annual cash bonus plan, including target EPS of $1.84 per share and ROIC of 14.1% at the corporate level, consistent with our Board-approved business plan.

•	Set target incentives for fiscal year 2010 cash bonuses ranging from 100% to 120% of base salary for Mr. Yost and the other named executive officers.

•	Awarded merit pay increases to our named executive officers that reflected strong satisfaction with individual performance and, in some cases, increased responsibilities associated with job promotions or a desire to bring the officer’s salary more in line with our compensation philosophy.

•	Approved fiscal year 2010 cash bonus payouts that were paid at 141.4% of target for corporate level metrics. We exceeded target on all financial performance metrics under our bonus plan.

•	Granted annual equity incentives to our named executive officers that were consistent with our compensation philosophy and the Committee’s assessment of individual performance and expected future contributions, including awards to Mr. Yost in March 2010 that were roughly equal in number of stock options and restricted stock to the equity incentive awards granted to him in fiscal year 2009.

•	Certified that Mr. Yost earned $1,350,000 in fiscal year 2010 under his long-term incentive award (granted in 2007) because our performance exceeded pre-established fiscal year 2010 EPS and TSR goals.

We believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. We emphasize compensation opportunities that reward our executives when they deliver targeted financial results. The compensation of our named executive officers varies depending upon the achievement of pre-established performance goals, both individual and corporate. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of AmerisourceBergen. Our executive compensation policies have enabled AmerisourceBergen to attract and retain talented and experienced senior executives and have benefited AmerisourceBergen over time. We believe that the fiscal year 2010 compensation of our named executive officers was appropriate and aligned with AmerisourceBergen’s fiscal year 2010 results and position for growth in future years.

Role of the Compensation and Succession Planning Committee

The Committee reviews and makes decisions about executive compensation policies and plans, including the amount of base salary, cash bonus and long-term incentive awarded to our named executive officers. Mr. Yost and other executives may assist the Committee from time to time in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and clarification regarding job duties and performance. The Committee also considers the recommendations and competitive data provided by the compensation consultant and makes decisions, as it deems appropriate, on executive compensation based on its assessment of individual performance and achievement of goals both by the individual and the company.

Executive Compensation Policy

The Committee considers the following objectives in setting executive compensation:

•	Attract and retain knowledgeable and experienced senior executives.

•	Align individual objectives and performance with company objectives and performance.

•	Motivate our employees to work for and achieve superior results from year-to-year and in the long-term.

•	Reward performance that exceeds established performance goals.

•	Align the long-term financial interests of our executives with those of our stockholders.

Benchmarking Process

We consider market pay practices when setting executive compensation. Benchmarking helps the Committee assess whether our level of executive pay is appropriate when compared to industry standards. We generally conduct a detailed market review of executive pay annually to evaluate each element of pay and benefit competitiveness, review pay practices and compare performance against our peer group.

In fiscal year 2010, the Committee reviewed peer group proxy statement data for similar positions when considering compensation for Messrs. Yost, Collis and DiCandilo and published compensation survey data when considering compensation for all of our named executive officers. When assessing pay levels, the Committee also reviews the relative positioning of our named executive officers with each other. In 2010, the Committee’s consultant concluded that our overall competitive posture for executive pay remained similar to our positioning in the 2009 assessment of executive pay in that the total direct compensation of our named executive officers fell below, and in some cases substantially below, the median total direct compensation of our peer group.

Our peer group is composed of companies with business models and operations comparable to our own, including our two largest direct competitors. It includes companies with revenues that fall within a range of approximately 50% to 150% of our expected revenue. In fiscal year 2010, we ranked above the median for revenues of companies in our peer group. We believe our peer group reflects the type and complexity of business risks managed by our executives and that we compete with many of these companies for executive talent. The Committee reviewed the composition of the peer group in fiscal year 2010 with the assistance of its compensation consultant, and determined that no changes were necessary. The 2010 peer group was comprised of the following 15 companies:

2010 Peer Group

Cardinal Health, Inc.	Ingram Micro Inc.	Supervalu Inc.
Costco Wholesale Corporation	The Kroger Co.	Sysco Corporation
CVS Caremark Corporation	McKesson Corporation	Target Corporation
Federal Express Corporation	Medco Health Solutions, Inc.	United Parcel Service, Inc.
The Home Depot, Inc.	Safeway Inc.	Walgreen Co.

Our compensation program targets various levels relative to our peer group for each element of executive pay as follows:

Target Percentile Compensation for Fiscal Year 2010

	Total Cash Compensation	Total Direct Compensation
Base Salary	(Salary + Bonus)	(Salary + Bonus + Long-Term Incentive)
35th percentile of peer group	50th percentile of peer group	50th – 75th percentile of peer group

Fiscal year 2010 base salaries and total cash compensation for our named executive officers were generally within the range of our target or below. However, total direct compensation for each of our named executive officers fell below and, in some cases, substantially below our 50th — 75th percentile target. This shortfall in total direct compensation as compared to our target pay philosophy is due, in part, to the fact that the target opportunity of our annual and long-term incentive awards is generally lower than that of our peers and, historically, because the base salaries of some of our named executive officers fell substantially below target. In recent years, we have taken some action to address the difference between our compensation philosophy and actual pay for the most affected executives by increasing base salaries and annual target bonus opportunities. In 2007, we also implemented a performance-based long-term incentive award for Mr. Yost, in part, to provide him with the opportunity to bring his total direct compensation closer to the median for chief executive officers in our peer group.

Components of the Executive Compensation Program

Our executive compensation program consists of three main components — base salary, cash bonus and long-term incentive. This represents a mix of fixed pay and annual and long-term incentives.

Base Salary.  For our named executive officers, we target base salary in the 35th percentile for similar positions in our peer group. Base pay provides a regular stream of income and financial security. By positioning base salary below our peer median, we place greater emphasis on incentive compensation. In fiscal year 2010, the Committee approved the following salary increases for our named executive officers:

Fiscal Year 2010
Named Executive Officer	Salary Increase
R. David Yost	2.9%
Steven H. Collis	21.2%
Michael D. DiCandilo	6.7%
John G. Chou	15.4%
James D. Frary	21.5%

Our executives are evaluated based on their job performance, changes in duties and scope of responsibilities, and expected future contributions. These salary increases reflected a positive performance review for all of the named executive officers and, in some cases, measures to bring the individual’s salary more in line with our target. Despite the difficult economy, we delivered outstanding financial results for fiscal year 2010. These results were, in part, attributable to the sound leadership and performance of each of our named executive officers, including Mr. Yost. Mr. Yost, however, decided to accept a lower pay increase in fiscal year 2010 than his performance would otherwise have warranted. Pay raises for Messrs. Collis and Frary also reflect the increased operational responsibilities associated with new management roles. In August 2009, Mr. Collis was named Executive Vice President and President of AmerisourceBergen Drug Corporation (which we refer to as ABDC) and, in April 2010, Mr. Frary was appointed Senior Vice President and President, AmerisourceBergen Specialty Distribution and Services. Mr. Frary is the executive in charge of AmerisourceBergen Specialty Group (which we refer to as ABSG).

Cash Bonus.  We use annual cash bonuses to motivate executives to improve financial performance year-over-year and to reward executives who deliver targeted financial results. Cash bonuses are paid under our Annual Incentive Plan, or AIP.

The Committee establishes the performance goals and incentive levels under the AIP for each of our named executive officers, and assigns a relative weighting to each performance measure. For each financial performance measure, there is a threshold and a target. Threshold refers to the minimum acceptable level of performance. We do not pay a bonus if our performance is at or below threshold. Target is the expected level of performance. Executives may receive an amount in excess of their target bonus (up to a maximum cap of an additional 50% of the target incentive) if we exceed target on the key performance metric established for them. Therefore, an individual’s actual bonus consists of the amount determined for exceeding the thresholds and, if applicable, an amount (which we refer to as a “stretch” bonus) for exceeding target on the key performance metric established for them — EPS for Messrs. Yost, DiCandilo and Chou; ABDC pre-tax profit for Mr. Collis and ABSG earnings before interest and taxes (EBIT) for Mr. Frary. The stretch portion of the bonus is calculated by increasing the target bonus by an additional 2% for every 1% that actual performance exceeds target on the key performance metric. For example, because actual EPS exceeded target EPS by 20.7% in fiscal year 2010, the stretch portion of Messrs. Yost, DiCandilo and Chou’s annual bonus was calculated by multiplying their target incentive by 41.4 percent.

In November 2009, the Committee approved the following corporate performance measures under the AIP for fiscal year 2010:

Corporate Performance Metric	Threshold	Target (100% payout)	Actual Performance
EPS	$1.66	$1.84	$2.22
ROIC	12%	14.1%	17.4%

The Committee chose EPS and ROIC because they are the key metrics used by management to set business goals and evaluate our financial results. 2010 AIP financial performance measures were based on our Board-approved business plan for fiscal year 2010. In addition, we communicate our expectations about future business performance to investors by using an EPS range for each fiscal year. We generally set EPS targets to reflect our long-term business goal of growing EPS as close to 15% as is realistic annually, while allowing for reasonable flexibility to adjust our targets each year based on the impact of industry trends, other market factors and special items from year to year. ROIC equals after tax operating income divided by invested capital. ROIC measures how well we generate cash flow relative to the capital we invest in our business, including not only the cost of the assets employed but also the cost to acquire those assets. We exceeded target on both EPS and corporate ROIC for fiscal year 2010.

Target and actual fiscal year 2010 cash bonuses for our named executive officers were as follows:

					Actual
		Target Incentive			Percentage
				Maximum	Payout vs.
	2010 Base	Percent of		Bonus	Target	Actual Bonus
Name	Salary	Base Salary	Amount	Potential	Incentive	Payout
R. David Yost	$1,278,000	120%	$1,533,600	$2,300,400	141.4%	$2,168,510

Steven H. Collis	$700,000	105%	$735,000	$1,102,500	146.6%	$1,077,510

Michael D. DiCandilo	$700,000	105%	$735,000	$1,102,500	141.4%	$1,039,290

John G. Chou	$360,000	100%	$360,000	$540,000	141.4%	$509,040

James D. Frary(1)	$273,446	100%	$273,446	$410,169	149.3%	$408,317

(1)	Mr. Frary’s fiscal year 2010 AIP bonus includes an amount earned ($183,317) based on the achievement of pre-established performance goals for the period from October 1, 2009 to April 1, 2010 when he served as a regional vice president of ABDC and prior to his becoming an executive officer of AmerisourceBergen.

The fiscal 2010 cash bonuses of Messrs. Yost, DiCandilo and Chou were based on the achievement of corporate financial performance metrics and corporate leadership goals so that their bonus payments would reflect our overall financial results for the year. Accordingly, over 80% of the bonus payments to Messrs. Yost and DiCandilo depended upon the achievement of corporate performance goals, with EPS weighted at 50% and 49% and ROIC weighted at 33% and 32% of the total target incentive for Mr. Yost and Mr. DiCandilo, respectively. The remaining portions of their bonus, 17% for Mr. Yost and 19% for Mr. DiCandilo, were tied to individual leadership goals. Mr. Chou’s cash bonus was based 70% on corporate performance measures (with EPS weighted at 42% and ROIC at 28% of the total target incentive) and 30% on individual leadership goals. The Committee believes that leadership goals are important component of the annual bonus plan for the named executive officers. The Committee uses leadership goals to emphasize business and strategic priorities that could significantly impact financial results and that are within an individual’s area of responsibility. For example, a material regulatory violation or loss of an investment grade rating has the potential to undermine EPS growth. Mr. Yost’s leadership goals were to avoid regulatory failure and implement a comprehensive succession plan. Mr. DiCandilo’s leadership goals were to avoid regulatory failure, maintain our investment grade rating, implement our Business Transformation project and continue to develop effective and collaborative working relationships among senior management. Mr. Chou’s leadership goals were to avoid regulatory violations, manage labor relations effectively and promote collaborative relationships with other members of senior management. The Committee determined that each of Messrs. Yost, DiCandilo and Chou met their leadership goals for fiscal year 2010.

For named executive officers who lead a business unit, a majority of their bonus is tied to business unit performance. Mr. Collis was the executive in charge of ABDC for fiscal year 2010. Mr. Collis’s fiscal year 2010 cash bonus was based 30% on EPS, 40% on ABDC pre-tax profit, 10% on ABDC’s gross profit and 20% on leadership goals related to ABDC’s business operations. We believe this mix, which emphasizes ABDC’s performance, appropriately links pay to Mr. Collis’s operating responsibility. For this reason, ABDC pre-tax profit is the most heavily weighted performance metric for Mr. Collis and his stretch bonus is based on the extent to which ABDC’s actual fiscal year 2010 pre-tax profit exceeded target. Pre-tax profit under the AIP is measured by determining a business unit’s EBIT minus an intercompany charge based on the business unit’s committed capital. We select business unit performance goals that are designed to help us achieve our corporate EPS and ROIC goals for the fiscal year. For fiscal year 2010, target ABDC pre-tax profit was intended to achieve, at a minimum, a 1% increase over fiscal year 2009 ABDC pre-tax profit, reflecting the difficult economic environment and our expectations regarding the potential impact on ABDC’s business of the re-pricing of a significant customer contract and costs associated with the implementation of our Business Transformation project. The Committee intends that business unit performance goals should be challenging. Once in the last five fiscal years, ABDC has not achieved target on one or more AIP financial performance measures applicable to any named executive officer. Mr. Collis’s leadership goals were to avoid regulatory failure for ABDC, promote collaborative relationships with other members of senior management, facilitate integration of business units, where appropriate, and facilitate the implementation of our Business Transformation project. The Committee determined that Mr. Collis met his leadership goals for fiscal year 2010.

In April 2010, Mr. Frary was appointed Senior Vice President and President, AmerisourceBergen Specialty Distribution and Services. In this capacity as the executive in charge of ABSG, Mr. Frary’s fiscal year 2010 cash bonus was based on the following: 20% on EPS, 60% on ABSG performance measures (such as EBIT and ROIC ) and 20% on leadership goals. With ABSG as his primary area of responsibility, Mr. Frary’s stretch bonus was calculated based on ABSG’s EBIT performance, which was the key performance metric for ABSG under our AIP. As noted above, the Committee selects business unit performance goals which are designed to help us achieve our corporate EPS and ROIC goals for the fiscal year. Twice in the last five fiscal years, ABSG has not achieved target on one or more AIP financial performance measures applicable to any named executive officer. For fiscal year 2010, target ABSG EBIT was intended to achieve, at a minimum, a 6.4% increase over fiscal year 2009 ABSG EBIT. In fiscal year 2010, ABSG exceeded its EBIT and ROIC targets. The Committee determined that Mr. Frary met his leadership goals, which included identifying and executing synergistic opportunities among ABDC and ABSG, facilitating leadership development within ABSG and executing the long-range growth strategy of certain ABSG subsidiaries. Mr. Frary’s fiscal year 2010 cash bonus also included an amount earned under our AIP for the period October 2009 — April 2010 when Mr. Frary served as a regional vice president of ABDC. The portion of his cash bonus relating to the time prior to his becoming an executive officer was based largely on a mixture of pre-established ABDC regional performance goals as well as leadership goals related to ABDC, all of which regional performance targets and goals were substantially met or exceeded.

Although the Committee has discretion to give a bonus even though the pre-established performance goals have not been met or otherwise adjust a bonus payout up or down, it has rarely exercised this discretion. The Committee did not award any discretionary bonus to any named executive officers for fiscal year 2010.

In November 2010, the Committee set fiscal year 2011 performance measures under the AIP, consistent with our Board-approved business plan. These measures include EPS and ROIC at the corporate level and ABDC pre-tax profit, ABDC gross profit, ABSG pre-tax profit and ABSG revenue at the business unit level. ABSG pre-tax profit and ABSG revenue replace ABSG EBIT and ABSG ROIC as the ABSG financial performance measures for fiscal year 2011. The Committee determined that ABSG pre-tax profit is a more comprehensive measure than either ABSG EBIT or ABSG ROIC alone since pre-tax profit takes into account an intercompany capital charge when assessing EBIT performance. The Committee also determined that ABSG revenue is an appropriate financial performance measure because we want to incentivize executives to increase ABSG revenue and focus on ABSG market growth. The Committee also established leadership goals for each of the named executive officers, which included avoiding regulatory or legal failure within the executive’s area of organizational responsibility, executing specified business plans, facilitating organizational integration, promoting collaborative business relationships, developing succession plans and/or implementing corporate programs to address matters such as diversity, leadership development or employee satisfaction.

Fiscal year 2011 target incentive levels for the named executive officers range from 100% to 120% of base salary, with the opportunity for each named executive officer to earn an additional 50% of his target incentive level (or a maximum bonus, depending on the target incentive level, ranging from 150% to 180% of base salary) if we exceed our financial performance goals.

Long-Term Incentive.  We use annual equity incentive awards to align our management’s interests with those of our stockholders and to motivate continued efforts to achieve favorable financial results over the long-term. The use of equity incentives also supports our stock ownership requirements.

The Committee determines the number of equity incentives to award our named executive officers with reference to our target compensation philosophy and an assessment of individual performance. The Committee also takes into account the average annual burn rate for total equity incentives granted to employees so as to provide stock options and restricted stock to eligible employees (including the named executive officers) at a reasonable rate and cost to the company. The Committee considers Mr. Yost’s recommendations as well as individual performance and expected future contributions. Each award is then divided approximately 75% in the form of stock options and 25% in the form of restricted stock (or restricted stock units). We believe that this mix provides an incentive to achieve favorable long-term results at a reasonable cost to the company. Because of the tax treatment of restricted stock for federal income tax purposes that results when an individual has attained retirement age, but continues to work for us, Mr. Yost received restricted stock units in lieu of restricted stock in his award (as do similarly situated employees).

In the aggregate, our named executive officers received options to purchase 660,000 shares of our common stock and were awarded 73,333 restricted shares (or restricted stock units) of our common stock. These awards represented approximately 19% of the total equity incentives granted to management and other employees in fiscal year 2010. We believe that it was appropriate to award approximately 19% of the annual equity incentives to our executive officers because they are in the best position to drive our future results and implement our long-term business strategy. Moreover, equity awards directly link the long-term wealth accumulation opportunity we provide our executives with our stockholders’ long-term interests. The number of equity awards granted to Mr. Yost in fiscal year 2010 is roughly the same as the number of equity awards granted to him in 2009. Equity awards granted to the other named executive officers increased somewhat from fiscal year 2009 equity awards either due to job promotions or to bring the executive’s total direct compensation more in line with the Company’s target pay philosophy. Equity incentives represented approximately 26% of Mr. Yost’s and between 40% — 47% of the other named executive officers’ total direct compensation in fiscal year 2010.

Stock options and restricted stock are subject to vesting and forfeiture provisions, described on page 43. In 2008, we amended our AmerisourceBergen Corporation Equity Incentive Plan (formerly called the AmerisourceBergen Corporation Management Incentive Plan) or EIP, to change the treatment of awards in retirement. As a result of the changes, for equity awards made in 2009 and beyond, when an executive retires, unvested awards will continue to vest according to their schedule and vested options will remain exercisable for the length of their original term (which is currently expected to be seven years). Equity awards made in 2009 and beyond that are held by current or former employees are subject to forfeiture and re-payment provisions for misconduct (including misconduct that leads to the restatement of our financial statements) or competitive behavior that is detrimental to the company. Retirement is defined as a voluntary termination of employment after age 62 with at least 60 months of continuous service. We believe that these requirements support our goal of retaining executives and aligning individual performance with our long-term growth. In addition, we believe that the post-retirement provisions provide an additional incentive for our executives, particularly those near retirement, to continue to focus on our long-term performance and, with the forfeiture and payment provisions, an added measure of protection against detrimental behavior by former employees.

In November 2007, the Committee approved a performance-based long-term incentive award for Mr. Yost under our EIP. Payment of the cash incentive depended upon the achievement of the following EPS and total stockholder return (TSR) goals over three one-year periods, beginning October 1, 2007 and ending September 30, 2010:

Performance Metric	Threshold	Target	Maximum
Annual EPS Growth	9%	12%	15% or Greater
AmerisourceBergen TSR Relative to S&P 500 TSR	40th Percentile	50th Percentile	75th Percentile or Greater

We performed well in fiscal years 2008, 2009 and 2010 and met or exceeded the maximum EPS and TSR goals for each fiscal year. As a result, Mr. Yost became entitled to receive the maximum amount of $1,350,000 each fiscal year ($4,050,000 in the aggregate) under the award. This award was designed to bring Mr. Yost’s total direct compensation in line with our target, if our financial goals were attained and in accordance with our stated objective of linking the compensation of executives who drive corporate financial results to the achievement of those results. Mr. Yost may not receive distribution of the award until at least 13 months after he terminates employment with us (other than as a result of his death), and may elect to defer receipt of the award for a longer period.

Equity Award Grant Practices

We have a written policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will be made on specified dates. The Committee reviews and approves annual stock option and restricted stock awards to executives and other eligible employees in the first calendar quarter of each year (around the time of our annual meeting of stockholders). We may make equity awards at other times during the year for new hires or other reasons, such as a job promotion or as a result of an acquisition. In accordance with our policy and our EIP, the Committee has delegated limited authority to the chief executive officer to approve special grants to non-executive officers. These special awards may only be made on the 1st day of a month (or the next trading day, if the first day of the month is not a trading day). The Committee or the Board must approve any equity awards to the named executive officers.

The exercise price of any stock option award is the closing price of our common stock on the date of grant. We do not backdate or grant options or restricted stock retroactively. We generally schedule board and Committee meetings at least one year in advance and, as noted above, make annual equity awards to our named executive officers at around the same time every year. We do not time our equity awards to take advantage of the release of earnings or other major announcements by us or market conditions.

Other Compensation

Our named executive officers receive a limited amount of other benefits as part of a competitive compensation package. These benefits include a company matching contribution under our 401(k) plan, which is provided to all employee participants. We pay for tax and financial planning services for our executives to give them the opportunity to maximize the benefits from the compensation and benefits programs offered to them. We pay a car allowance for Mr. Yost, which we view as reasonable in consideration of the substantial time and effort we expect him to devote to business travel, employee recruitment and developing customer relationships. In the aggregate, these other benefits constitute only a small percentage of each named executive officer’s total compensation. In fiscal year 2010, we provided Mr. Collis with $1,199,862 in moving and other expenses associated with his relocation from Dallas, Texas to our corporate headquarters in Valley Forge, Pennsylvania. The Committee approved the payment of additional relocation expenses to Mr. Collis under our executive relocation program to mitigate, in part, some of the loss that Mr. Collis would incur as a result of his relocation and sale of his home in Texas at time when housing prices had declined significantly. In fiscal year 2010, we provided Mr. Frary with $237,973 in moving and other expenses associated with his relocation to ABSG’s headquarters in Frisco, Texas. The executives have signed written agreements obligating them to repay the amounts paid to them for executive relocation benefits under certain circumstances. If either executive voluntarily terminates his employment with us or his employment is terminated by us for cause within two years of the date on which he accepted his new position with AmerisourceBergen, he will be required to repay all or a portion of the amounts paid to him for relocation benefits, based on a sliding scale depending on the date of termination of his employment. The Committee believes that the payment of relocation expenses to our executives is appropriate and in the best interest of its stockholders in seeking to mitigate any personal loss and distraction when we ask our executives to move with their families to a new location for the purpose of leading and promoting the continued success of AmerisourceBergen and/or our business units. These benefits appear in the All Other Compensation column in the Summary Compensation Table on page 33.

Deferred Compensation

Executives may defer receipt of part or all of their cash compensation under our deferred compensation plan. The plan is intended to promote retention of executives by providing a long-term, tax efficient savings opportunity at low cost to us. Amounts deferred under the plan are allocated to the plan investment options chosen by the executive. The executive receives a quarterly adjustment in his or her account for any gains and losses on the amounts deferred under the plan.

Employee and Retirement Benefits

Core employee benefits are available to the named executive officers on the same basis as all domestic employees generally. These benefits include medical and dental coverage, disability insurance, life insurance and a 401(k) plan.

We offer a supplemental 401(k) plan to selected key management, including the named executive officers. We implemented this plan to address the absence of any non-legacy executive retirement plan following the 2001 merger to form the company and to permit executives to receive the full amount of the company match available for other employees generally under the 401(k) plan. This plan provides an annual contribution amount equal to 4% of a participant’s salary and bonus to the extent that his or her compensation exceeds IRS limits applicable to our 401(k) plan.

Mr. Yost and Mr. DiCandilo are the only named executive officers who participate in any of the pension plans that we maintain. These pension plans were in existence prior to the 2001 merger that formed our company, and both of them are now frozen with respect to participation and benefit accruals. These legacy plans are more fully described on pages 37-38.

Severance and Change in Control Benefits

Severance Benefits.  We provide severance benefits under specified circumstances to give executives a measure of financial security following the loss of employment, to protect the company from competitive activities after the departure of certain executives, and because we believe that these benefits are important to attract and retain our executives in a competitive industry. We will provide severance benefits if we discharge a named executive officer without cause or he leaves the company for good reason. Good reason means a reduction in base salary or our failure to comply with our obligations (including by diminishing the executive’s authority, duties and responsibilities) under his employment agreement. The terms of these benefits are set out in employment agreements and various plans, which are described on pages 39-41.

We do not provide severance benefits if a named executive officer is terminated for cause or leaves without good reason. In that case, we would only pay the amount of accrued obligations.

Change in Control.  We do not provide enhanced cash compensation in connection with a change in control of the company. We will accelerate the vesting of equity awards if a named executive officer’s employment is involuntarily terminated by us within two years after a change in control. We provide these benefits to provide financial protection to employees following an involuntary loss of employment in connection with a change in control and to enable our executives to focus on important business decisions should we be acquired without regard to how the transaction may affect them personally. We believe that this structure provides executives with an appropriate incentive to cooperate in completing a change in control transaction. The Board and the Committee also have discretion under our EIP to take certain actions in the event of a change in control. These actions include cancelling options that are not exercised within 30 days after a change in control; cashing out outstanding options; cancelling any restricted stock awards in exchange for the payment of cash, property or a combination of cash and property equal to the award’s value; or substituting other property (including securities of another entity) for awards granted under our EIP.

In addition, there is discretion under the AIP to pay cash bonuses during any year in which a change in control occurs. If this discretion is exercised, bonus payments would be based on performance for the portion of the fiscal year until the change in control event and paid within 75 days of the change in control.

Any payments that are made to the named executive officer as a result of termination are not intended to constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code. The employment agreements of the named executive officers require us to reduce these payments, if necessary, to ensure that they do not constitute excess parachute payments.

Executive Stock Ownership

Our executives must own shares of our common stock in an amount equal to a multiple of their base salary. Stock ownership aligns management’s interests with those of our stockholders and provides a continuing incentive for management to focus on long-term growth. Under our executive stock ownership guidelines, Mr. Yost must own shares worth five times his base salary and the other named executive officers must own shares worth three times their base salaries. Executives who become subject to the guidelines have three years from the date of hire or change in status, whichever is later, to comply with the ownership requirements. Following its annual review, the Committee determined that each of the named executive officers is in compliance with the guidelines.

Derivatives Trading and Hedging Prohibition

No director, officer or employee may buy or sell options on our common stock or engage in short sales of our common stock. We also prohibit hedging the economic risk of ownership of our common stock. We discourage our employees from holding our stock in a margin account or pledging our stock as collateral for a loan. We have a written policy for our employees on these matters.

Tax and Accounting Considerations

In 2010, we paid cash compensation in the amount of $2,579,488 to Mr. Yost and $2,010,841 to Mr. Collis that was not deductible under Internal Revenue Code Section 162(m), which prohibits us from deducting compensation in excess of $1 million paid to the named executive officers (other than, under current rules, the chief financial officer). We have not taken action to date to structure the elements of cash compensation payable to our executive officers so as to comply specifically with federal tax law regarding the deductibility of compensation in excess of $1 million. We will continue to consider and evaluate all of our compensation programs in light of federal tax law and regulations.

Compensation Committee Report

The Compensation and Succession Planning Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in the 2011 Proxy Statement. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2011 Proxy Statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

COMPENSATION AND SUCCESSION PLANNING COMMITTEE

Charles H. Cotros, Chairman
Richard W. Gochnauer
Richard C. Gozon
Michael J. Long
Henry W. McGee

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the compensation paid to or earned by our Chief Executive Officer, Executive Vice President and Chief Financial Officer and the three other most highly compensated executive officers during fiscal year 2010, who we refer to in this Proxy Statement as the named executive officers.

						(G)
						Change in
						Pension Value
						and
					(F)	Nonqualified
			(D)	(E)	Non-Equity	Deferred	(H)
(A)	(B)	(C)	Stock	Option	Incentive Plan	Compensation	All Other	(I)
Name and Principal Position	Year	Salary	Awards	Awards	Compensation	Earnings	Compensation	Total

R. David Yost	2010	$1,255,514	$583,324	$1,078,125	$3,518,510	$837,887	$155,464	$7,428,824
Chief Executive Officer	2009	$1,233,235	$370,324	$778,125	$3,027,461	$1,311,501	$133,659	$6,854,305
	2008	$1,182,060	$447,098	$918,750	$2,719,537	$83,451	$129,355	$5,480,251
Steven H. Collis	2010	$652,027	$536,676	$991,875	$1,077,510	$122,334	$1,281,303	$4,661,725
President and Chief Operating	2009	$572,669	$311,063	$653,625	$720,097	$43,706	$75,536	$2,376,696
Officer	2008	$539,807	$357,652	$735,000	$540,095	—	$50,009	$2,222,563
Michael D. DiCandilo	2010	$673,077	$536,676	$991,875	$1,039,290	$145,748	$81,668	$3,468,334
Executive Vice President and	2009	$651,442	$325,887	$684,750	$775,884	$213,246	$70,203	$2,721,412
Chief Financial Officer	2008	$619,231	$375,550	$771,750	$632,572	—	$63,645	$2,462,748
John G. Chou	2010	$330,456	$198,324	$366,563	$509,040	$6,635	$41,214	$1,452,232
Senior Vice President, General	2009	$310,160	$94,812	$199,200	$298,615	$3,318	$34,759	$940,864
Counsel and Secretary	2008	$294,866	$89,402	$183,750	$189,867	—	$30,964	$788,849
James D. Frary	2010	$269,360	$203,198	$375,563	$408,317	$22,880	$259,898	$1,539,216
Senior Vice President, AmerisourceBergen Corporation, and President, AmerisourceBergen Specialty Distribution and Services

Salary (Column C)

The amounts reported as salary represent the base salaries paid to each of the named executive officers for each fiscal year shown. Amounts shown for Mr. Collis include $73,981, $111,402 and $90,600 deferred into our deferred compensation plan for fiscal years 2008, 2009 and 2010, respectively.

Stock Awards and Option Awards (Columns D and E)

The amounts reported in Columns D and E represent the grant date fair value for equity awards shown in accordance with ASC 718, disregarding the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the named executive officers in fiscal years 2008, 2009 or 2010. See Note 9 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 relating to assumptions made in the valuation.

Long-term equity incentive awards are made pursuant to our EIP. The value of annual equity awards generally consist of 25% restricted stock (or restricted stock units) and 75% stock options. Restricted stock and restricted stock units vest on the third anniversary of the grant date. Unvested restricted stock or restricted stock units are forfeited if the executive leaves the company prior to vesting, except by reason of death, disability, voluntary retirement or an involuntary termination of employment within two years after a change in control. In accordance with the dividend rate applicable to the declaration of dividends on our common stock from time to time, dividends on unvested restricted stock and dividend equivalents on unvested restricted stock units are accrued and paid upon vesting. The dividend rate is not preferential. A restricted stock unit is a grant of shares of our common stock that is delivered at the time and to the extent that the shares vest. Because of the different treatment between restricted stock and restricted stock units for federal income tax purposes that results when an individual has attained retirement age but continues to work for us, we awarded Mr. Yost restricted stock units in lieu of restricted stock in fiscal years 2009 and 2010.

Stock options have an exercise price equal to the closing price of our common stock on the date of grant. Stock options vest 25% per year beginning on the first anniversary of the grant date and may be exercised over a term of seven (7) years from the date of grant for those stock options granted on or after February 27, 2008. Unvested options granted before 2009 normally cease to vest upon any termination of employment other than involuntary termination of employment within two years after a change in control. If we terminate a named executive officer for cause, all outstanding options (vested and unvested) are immediately cancelled. (See page 43 for a description of the impact of termination of employment on vesting and exercisability of restricted stock and stock options.)

Non-Equity Incentive Plan Compensation (Column F)

The amounts reported in Column F represent the annual cash bonuses awarded to the named executive officers under our AIP plan for the fiscal year shown. Cash bonuses were calculated based on the degree to which the named executive officer achieved the performance criteria established for him by the Compensation and Succession Planning Committee in the preceding November and approved by the committee and paid in the November following the close of the applicable fiscal year. The amounts shown for Mr. Yost for fiscal years 2008, 2009 and 2010 also include $1,350,000 accrued each year as a result of the satisfaction of the performance criteria established under his three-year long-term incentive award. This amount will not be paid to Mr. Yost until at least 13 months after he terminates employment with us (other than as a result of his death), and may be deferred for a longer period of time.

Under the AIP, payment of cash bonus depends upon the achievement of pre-established performance goals for the fiscal year. Cash bonus payments depend primarily on the achievement of financial performance goals and secondarily on individual leadership goals. We use a mix of financial performance goals at the corporate and, depending on the named executive officer, business unit level. In fiscal year 2010, corporate level financial performance measures were EPS and ROIC, and business unit level financial performance measures were ABDC pre-tax profit and gross profit and ABSG EBIT and ROIC. (See cash bonus discussion on pages 26-28 under “Compensation Discussion and Analysis.”)

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column G)

The amounts reported in Column G include the aggregate year-to-year change in the actuarial present value of the accumulated benefit under the AmerisourceBergen Corporation Participating Companies Pension Plan, the AmerisourceBergen Corporation 2001 Deferred Compensation Plan and the AmerisourceBergen Drug Corporation Supplemental Retirement Plan.

All Other Compensation (Column H)

The following table shows the specific components of the amounts shown for fiscal year 2010 in Column H of the Summary Compensation Table:

					Dividends
					Paid
		Employee			Upon		Airline
		Investment	Supplemental		Vesting of	Country	Club and
		Plan	401(k) Plan	Financial	Restricted	Club	Other	Car	Spouse	Relocation
Name	Year	(1)	(2)	Planning	Stock	Dues	Dues	Allowance	Travel	(3)	Total

R. David Yost	2010	$13,050	$106,957	$11,658	$13,884	—	$315	$9,600	—	—	$155,464
Steven H. Collis	2010	$12,250	$42,548	$11,380	$9,916	$4,430	$275	—	$642	$1,199,862	$1,281,303
Michael D. DiCandilo	2010	$12,250	$47,485	$11,520	$10,413	—	—	—	—	—	$81,668
John G. Chou	2010	$12,652	$15,105	$11,473	$1,984	—	—	—	—	—	$41,214
James D. Frary	2010	$12,250	—	$9,525	—	—	$150	—	—	$237,973	$259,898

(1)	These amounts represent company contributions under the AmerisourceBergen Employee Investment Plan, our 401(k) plan, which were posted to the executives’ accounts during fiscal year 2010.

(2)	These amounts represent company contributions to the AmerisourceBergen Corporation Supplemental 401(k) Plan, which were posted to the executives’ accounts during fiscal year 2010.

(3)	These amounts include tax gross ups of $66,034 for Mr. Collis and $13,219 for Mr. Frary for federal and state taxes on amounts paid to them under our executive relocation program.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2010.

						Other	All
						Stock	Other
						Awards:	Option		Grant
						Number	Awards:	Exercise	Date Fair
						of	Number of	or Base	Value of
			Estimated Possible Payouts Under			Shares	Securities	Price of	Stock and
			Non-Equity Incentive Plan Awards			of Stock	Underlying	Option	Option
		Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Type	Date	($) (1)	($) (1)	($) (1)	(#)	(#)	($/ Sh)	($) (2)
R. David Yost	Restricted Stock Units	3/3/10	—	—	—	20,833	—	—	$583,324
	Nonqualified Stock Option	3/3/10	—	—	—	—	187,500	$28.00	$1,078,125
	Annual Cash Bonus	n/a	$256,759	$1,533,600	$2,300,400	—	—	—	—

Steven H. Collis	Restricted Stock	3/3/10	—	—	—	19,167	—	—	$536,676
	Nonqualified Stock Option	3/3/10	—	—	—	—	172,500	$28.00	$991,875
	Annual Cash Bonus	n/a	$147,564	$735,000	$1,102,500	—	—	—	—

Michael D. DiCandilo	Restricted Stock	3/3/10	—	—	—	19,167	—	—	$536,676
	Nonqualified Stock Option	3/3/10	—	—	—	—	172,500	$28.00	$991,875
	Annual Cash Bonus	n/a	$140,167	$735,000	$1,102,500	—	—	—	—

John G. Chou	Restricted Stock	3/3/10	—	—	—	7,083	—	—	$198,324
	Nonqualified Stock Option	3/3/10	—	—	—	—	63,750	$28.00	$366,563
	Annual Cash Bonus	n/a	$108,218	$360,000	$540,000	—	—	—	—

James D. Frary	Restricted Stock	3/3/10	—	—	—	5,000	—	—	$140,000
	Nonqualified Stock Option	3/3/10	—	—	—	—	45,000	$28.00	$258,750
	Restricted Stock	9/23/10	—	—	—	2,083	—	—	$63,198
	Nonqualified Stock Option	9/23/10	—	—	—	—	18,750	$30.34	$116,813
	Annual Cash Bonus	n/a	$42,104	$273,446	$410,169	—	—	—	—

(1)	These amounts represent possible payouts of fiscal year 2010 cash bonuses under the AIP. The amounts shown in the “Threshold” column represent the minimum amount payable under the AIP based on the assumption that corporate and business unit performance exceeded the thresholds established for the financial performance goals and individual leadership goals are met. We do not pay bonus for performance that is at or below the threshold established for the financial performance goals. For performance that exceeds threshold but does not meet target, bonus payments are based on the level of performance and are increased ratably until target is reached. The actual payouts under the AIP to our named executive officers for fiscal year 2010 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Amounts in this column represent the grant date fair value of restricted stock, restricted stock units and stock options. For the grant date March 3, 2010, the dollar value shown for restricted stock and restricted stock units is based on the closing price of our common stock of $28.00 per share on March 3, 2010. For the grant date September 23, 2010, the dollar value shown for restricted stock is based on the closing price of our common stock of $30.34 per share on September 23, 2010. The dollar value shown for nonqualified stock options was determined on the basis of a binomial method of valuation.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table provides information on the current holdings of stock options and restricted stock (or restricted stock unit) awards by our named executive officers as of September 30, 2010. The market value of the shares set forth under the “Stock Awards” column was determined by multiplying the number of unvested shares by the closing price of our common stock of $30.66 per share on September 30, 2010, the last trading day of fiscal year 2010.

	Option Awards					Stock Awards
		Number of	Number of			Number of	Market Value
		Securities	Securities			Shares or	of Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option		Stock that	Stock that
		Options	Options	Exercise	Option	Have Not	Have Not
		Exercisable	Unexercisable	Price	Expiration	Vested	Vested
Name	Grant Date	(#)	(#) (1)	($)	Date	(#) (2)	($)

R. David Yost	04/23/2002	408,762	—	$17.25	04/23/2012	—	—
	02/27/2003	408,762	—	$13.54	02/27/2013	—	—
	03/08/2004	347,448	—	$14.06	03/08/2014	—	—
	03/03/2005	347,448	—	$15.20	03/03/2015	—	—
	02/08/2006	199,272	—	$21.26	02/08/2016	—	—
	02/15/2007	160,950	53,650	$27.07	02/15/2017	—	—
	02/27/2008	93,750	93,750	$21.46	02/27/2015	20,834	$638,770
	02/19/2009	46,875	140,625	$17.78	02/19/2016	20,834	$638,770
	03/03/2010	—	187,500	$28.00	03/03/2017	20,833	$638,740

		2,013,267	475,525			62,501	$1,916,280

Steven H. Collis	03/08/2004	245,258	—	$14.06	03/08/2014	—	—
	03/03/2005	245,258	—	$15.20	03/03/2015	—	—
	02/08/2006	145,622	—	$21.26	02/08/2016	—	—
	02/15/2007	114,964	38,322	$27.07	02/15/2017	—	—
	02/27/2008	75,000	75,000	$21.46	02/27/2015	16,666	$510,980
	02/19/2009	39,375	118,125	$17.78	02/19/2016	17,500	$536,550
	03/03/2010	—	172,500	$28.00	03/03/2017	19,167	$587,660

		865,477	403,947			53,333	$1,635,190

Michael D. DiCandilo	02/27/2003	99,818	—	$13.54	02/27/2013	—	—
	03/08/2004	245,258	—	$14.06	03/08/2014	—	—
	03/03/2005	245,258	—	$15.20	03/03/2015	—	—
	02/08/2006	153,286	—	$21.26	02/08/2016	—	—
	02/15/2007	120,712	40,238	$27.07	02/15/2017	—	—
	02/27/2008	78,750	78,750	$21.46	02/27/2015	17,500	$536,550
	02/19/2009	41,250	123,750	$17.78	02/19/2016	18,334	$562,120
	03/03/2010	—	172,500	$28.00	03/03/2017	19,167	$587,660

		984,332	415,238			55,001	$1,686,330

John G. Chou	02/27/2003	30,656	—	$13.54	02/27/2013	—	—
	03/08/2004	32,700	—	$14.06	03/08/2014	—	—
	03/03/2005	33,518	—	$15.20	03/03/2015	—	—
	02/08/2006	21,460	—	$21.26	02/08/2016	—	—
	02/15/2007	22,992	7,664	$27.07	02/15/2017	—	—
	02/27/2008	18,750	18,750	$21.46	02/27/2015	4,166	$127,730
	02/19/2009	12,000	36,000	$17.78	02/19/2016	5,334	$163,540
	03/03/2010	—	63,750	$28.00	03/03/2017	7,083	$217,165

		172,076	126,164			16,583	$508,435

James D. Frary	08/01/2007	—	5,000	$23.08	08/01/2017	—
	02/27/2008	—	15,000	$21.46	02/27/2015	3,334	$102,220
	02/19/2009	—	28,125	$17.78	02/19/2016	4,166	$127,730
	03/03/2010	—	45,000	$28.00	03/03/2017	5,000	$153,300
	09/23/2010	—	18,750	$30.34	09/23/2017	2,083	$63,865

		—	111,875			14,583	$447,115

(1)	The options shown in this column have not vested and will vest at a rate of 25% per year over four years from the date of grant, subject to the named executive officer’s continued employment.

(2)	These restricted stock (or restricted stock unit) awards will vest 100% on the third anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal Year 2010

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of restricted stock during fiscal year 2010 by each of the named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($) (1)	(#)	($) (2)

R. David Yost	735,772	$10,800,938	23,334	$638,185
Steven H. Collis	289,134	$4,022,587	16,666	$455,815
Michael D. DiCandilo	431,570	$4,457,395	17,500	$478,625
John G. Chou	—	—	3,334	$91,185
James D. Frary	39,375	$366,709	—	—

(1)	Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

(2)	Value realized on vesting is based on the fair market value of our common stock on the date of vesting before tax withholding and does not necessarily reflect proceeds actually received by the named executive officer.

Pension Benefits

The following table provides information concerning pension benefits for Messrs. Yost and DiCandilo. None of the other named executive officers participate in any pension or supplemental pension plan.

		Number of Years	Present Value of
		of Credited	Accumulated	Payments During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	(1)	($)

R. David Yost	Pension Plan	32.8	$931,170	—
	Supplemental Retirement Plan	32.8	$6,102,242	—
Michael D. DiCandilo	Pension Plan	16.8	$188,298	—
	Supplemental Retirement Plan	16.8	$560,874	—

(1)	The present value of the accumulated benefit is calculated as of the September 30, 2010 pension plan measurement date using the RP-2000 Mortality Table for Males and Females, projected to 2016, and using a discount rate of 5.0%. See Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 for assumptions used to estimate the benefit obligation.

AmerisourceBergen Corporation Participating Companies Pension Plan.  We maintain a qualified defined benefit pension plan for employees who meet the plan’s eligibility requirements. This pension plan was frozen as to new participants shortly after the August 2001 merger that formed AmerisourceBergen. Employees first hired after September 14, 2001 are not eligible to participate in the pension plan unless they are subject to the terms of a collective bargaining agreement that provides for such participation. Effective August 1, 2004, no collective bargaining agreements allow new participants to participate in the pension plan. In addition, the pension plan has been amended so that participants have ceased to earn any additional benefits under the plan for any compensation paid or services performed after June 30, 2007. Accordingly, the maximum benefits payable to participants were frozen as of June 30, 2007. Executive officers and other participants are entitled to annual pension benefits upon retirement at age 65 with at least five years of service. The benefit is equal to the number of years of credited service multiplied by 1% of the average annual compensation earned during the three consecutive years within the last ten years of participation in the pension plan that yield the highest average. The pension plan provides for early retirement at age 55 with at least 5 years of service. If an executive retires early, benefits will be reduced by 3.33% for each year between ages 55 and 60 and by 6.67% for each year between ages 60 and 65. Mr. Yost is the only named executive officer eligible for early retirement under the pension plan. All pension plan costs are paid by us and the plan and benefits are funded on an actuarial basis. Compensation earned by executive officers for purposes of the pension plan includes salaries and bonuses paid prior to July 1, 2007, subject to limitations under the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code as in effect during the year the wages were paid. As required by federal law, the pension plan limits the maximum annual benefits payable at Social Security retirement age as a single life annuity to the lesser of $180,000 or 100% of a plan participant’s average total taxable earnings during his or her highest three consecutive calendar years of participation, subject to certain exceptions for benefits which accrued prior to September 30, 1988.

AmerisourceBergen Drug Corporation Supplemental Retirement Plan.  We also maintain a supplemental retirement plan. Benefits under the supplemental retirement plan were frozen as of June 30, 2007. Coverage under the supplemental retirement plan is limited to certain participants in the pension plan whose benefits under the pension plan are limited due to (i) restrictions imposed by the Internal Revenue Code on the amount of benefits to be paid from a tax-qualified plan, (ii) restrictions imposed by the Internal Revenue Code on the amount of an employee’s compensation that may be taken into account in calculating benefits to be paid from a tax-qualified plan, or (iii) any reductions in the amount of compensation taken into account under the pension plan due to an employee’s participation in certain deferred compensation plans sponsored by AmerisourceBergen or one of its subsidiaries. The supplemental plan provides for a supplement to the annual pension benefit paid under the pension plan to certain individuals who are pension participants and who have been employed by AmerisourceBergen or one of its subsidiaries for five continuous years or who suffer a total and permanent disability while employed by AmerisourceBergen or one of its subsidiaries, and to the pre-retirement death benefits payable under the pension plan on behalf of such participants who die with a vested interest in the pension plan. The amount of the supplement will be the difference, if any, between the pension or pre-retirement death benefit paid under the pension plan and that which would otherwise have been payable but for the restrictions imposed by the Internal Revenue Code and any reduction in the participant’s compensation for purposes of the pension plan due to his or her participation in certain deferred compensation plans of AmerisourceBergen or one of its subsidiaries. The supplemental retirement benefit is payable in a lump sum upon termination, subject to any restrictions imposed under regulations under Section 409A of the Internal Revenue Code governing deferred compensation.

Non-Qualified Defined Contribution and Other Deferred Compensation in Fiscal Year 2010

The following table sets forth information regarding participation by the named executive officers in AmerisourceBergen’s deferred compensation plan and supplemental 401(k) plan during fiscal year 2010 and at fiscal year end.

	Executive	AmerisourceBergen
	Contributions	Contributions in	Earnings in			Balance at
	in Last Fiscal	Last Fiscal Year to	Last	Earnings in		Last Fiscal	Balance at
	Year to	AmerisourceBergen	Fiscal Year	Last Fiscal Year		Year End in	Last Fiscal
	Deferred	Corporation	in Deferred	in Supplemental	Aggregate	Deferred	Year End in
	Compensation	Supplemental	Compensation	401(k)	Withdrawals /	Compensation	Supplemental
	Plan	401(k) Plan	Plan	Plan	Distributions	Plan	401(k) Plan
Name	($) (1)	($) (1)	($) (2)	($) (2)	($)	($)	($)

R. David Yost	—	$106,957	—	$34,026	—	—	$434,721
Steven H. Collis	$90,600	$42,549	$110,599	$11,735	—	$1,030,109	$140,728
Michael D. DiCandilo	—	$47,485	$1,974	$15,507	—	$23,093	$184,741
John G. Chou	—	$15,105	—	$6,635	—	—	$79,594
James D. Frary	—	—	$22,880	—	—	$249,717	—

(1)	The amounts shown as contributions to the deferred compensation plan and the supplemental 401(k) plan are also reported as compensation to the named executive officer in the Summary Compensation Table.

(2)	Amounts shown represent the net change to the named executive officer’s account in fiscal year 2010 for the aggregate gains and losses on the plan investments under the supplemental 401(k) plan and the deferred compensation plan. The amounts shown are not considered above market or preferential earnings and are not reported as compensation in the Summary Compensation Table.

Deferred Compensation Plan.  Eligible executive officers may elect to defer up to 50% of their annual cash compensation and have the deferred amount credited in an account under the deferred compensation plan. Deferral elections are made in December for compensation to be earned in the next year. Election forms must be filed for each year an executive officer wishes to defer compensation and each form shall specify the method of payment of benefits and the time such payment is to commence. Participants select the investment options under the plan and may change their election at any time by contacting the plan administrator. Aggregate earnings and losses on plan investments are credited to participants’ accounts on a quarterly basis. The deferred benefits will be distributed by us in accordance with the terms of the plan and payment will be made at the times elected by the executive officer in accordance with the election form. An executive officer must specify whether he wishes to receive payment starting in the year of retirement or in the year after retirement and may elect to receive the deferred benefits (i) over annual periods ranging from three to fifteen years and payable in quarterly installments or (ii) in a single distribution. We pay all costs and expenses incurred in the administration of the plan.

AmerisourceBergen Corporation Supplemental 401(k) Plan.  Selected key executives, including all of the named executive officers, participate in the supplemental 401(k) plan. The supplemental 401(k) plan credits the account of each eligible participant with an annual amount equal to four percent (4%) of the participant’s base salary and bonus incentive to the extent that his or her compensation exceeds the annual compensation limit established for our 401(k) plan by the Internal Revenue Code. The compensation limit is $245,000 for 2010. Annual accruals under the executive plan commenced effective as of January 1, 2006. In addition to annual accruals, certain eligible participants were credited with an initial amount based on his or her service after the 2001 merger to form AmerisourceBergen. Fidelity Investments administers the supplemental 401(k) plan. Participants will be permitted to allocate the amounts in their accounts among investment options specified by the supplemental 401(k) plan administrator from time to time. Such allocation will only be for the purpose of determining gains and losses based on the performance of the underlying investments. Fidelity will credit participant accounts with plan benefits following the close of each calendar year. Account balances under the supplemental 401(k) plan do not vest in full until an employee reaches age 62 (or age 55 with more than 15 years of service), except that vesting is accelerated for disability, death and a change in control (as long as the participant is employed by the company on the date of the change in control). If a participant is terminated for cause, he or she forfeits all vested and unvested account balances under the supplemental 401(k) plan.

Employment Agreements

We have employment agreements with each of our named executive officers. The employment agreements provide that the named executive officers shall be employed in the positions (or in positions that are substantially equivalent) set forth opposite their names below:

Named Executive Officer	Title
R. David Yost	Chief Executive Officer
Steven H. Collis	President and Chief Operating Officer
Michael D. DiCandilo	Executive Vice President and Chief Financial Officer
John G. Chou	Senior Vice President, General Counsel and Secretary
James D. Frary	Senior Vice President and President, AmerisourceBergen Specialty Distribution and Services

Except as noted, the employment agreements are substantially similar in form and substance. Each employment agreement provides the following:

•	Continuation of base salary in effect for the named executive officer, subject to increase in accordance with our prevailing practice from time to time.

•	Incentive compensation, bonus and benefits in accordance with our prevailing practice from time to time.

•	Rights on our part to terminate the executive for cause or without cause.

•	Rights on the executive’s part to terminate for good reason (upon at least 60 days’ prior written notice and opportunity for the company to cure) or without good reason (upon at least 30 days’ prior written notice).

•	During, and for a period of two years following termination of employment, each of the named executive officers has agreed not to (i) compete, directly or indirectly, with any business (including the wholesale distribution of pharmaceuticals) in which we or our subsidiaries engage or are considering for development or investment or (ii) solicit any of our employees for employment. The non-compete obligation of our named executive officers also includes the obligation to abide by non-compete obligations to which we are subject as a result of a divestiture or other contractual restrictions.

Potential Payments upon Termination of Employment or Change in Control

Termination of Employment without Cause or Resignation with Good Reason.  Our named executive officers’ employment agreements provide for severance payments in the event that we terminate their employment without cause or they leave the company for good reason. The table below identifies what would constitute cause or good reason to terminate employment under the agreements:

Cause for termination means:	Good reason for termination means:
Continued failure to substantially perform job duties	Reduction in base salary
Willful misconduct	Diminution of authority, duties or responsibilities
Conviction of a felony	Failure to provide agreed position or pay
Conviction of a misdemeanor involving moral turpitude that materially harms the company	In the case of Mr. Yost, the failure to be elected to the Board

In order to receive severance payments, the named executive officer must sign a release of any and all claims relating to his employment with us. These benefits, which are generally payable for a period of two years following the loss of employment unless otherwise noted, include:

•	payment of base salary and bonus (based on the average annual bonuses paid in the preceding 3 years), except for Mr. Frary whose employment agreement does not provide for the continuation of bonus payments beyond the year of termination;

•	reimbursement of costs incurred by the executive to continue health coverage after the termination of employment;

•	executive outplacement assistance;

•	if the termination occurs after bonuses for the preceding fiscal year are paid to employees generally, a pro rata target bonus for the year of termination of employment (paid when bonuses are paid to employees generally); and

•	accrued but unpaid cash compensation, such as unpaid base salary, vacation pay and business expenses (paid in a lump sum within 30 days of termination of employment).

To the extent compliance with Section 409A of the Internal Revenue Code is necessary to avoid the application of an excise tax to any of the foregoing payments and benefits, the employment agreements provide for deferral (without interest) of any affected amounts due in the six months following the termination of employment.

Termination of Employment with Cause or Resignation without Good Reason.  If we fire an executive for cause or he resigns without good reason, we will not pay the executive any cash severance. We will, however, pay him accrued but unpaid cash compensation through the date of termination. These amounts will include base salary through the date of termination, declared but unpaid bonus, accrued vacation pay and outstanding employee business expenses.

Disability or Death.  If a named executive officer becomes disabled or dies, we will pay the executive, or his estate, the executive’s pro rata target bonus and an amount equal to his accrued but unpaid cash compensation (including base salary, vacation pay and outstanding business expenses). We will pay this amount in a lump sum in cash within 30 days from the date of disability or death, except for the portion attributable to the cash bonus. That amount will be paid when the annual bonuses are paid to all employees generally.

Retirement and Deferred Compensation Benefits.  Following retirement or termination of employment, our named executive officers will receive payment of retirement benefits and deferred compensation benefits under various plans in which they participate. The value of those benefits as of September 30, 2010 is set forth on pages 37 and 38 in the tables entitled “Pension Benefits” and “Nonqualified Defined Contribution and Other Deferred Compensation.” There are no special or enhanced benefits under those plans for our named executive officers except that any account balances under the supplemental 401(k) plan would vest upon an executive’s disability or death or as a result of a change in control of the company as long as the executive is employed by us on the date of the change in control. Mr. Yost is the only named executive officer currently eligible for early retirement under the pension plan and supplemental executive retirement plan.

Change in Control.

We do not provide cash severance or enhanced benefits under the employment agreements with our named executive officers solely in connection with a change in control of the company. Certain of our benefit plans provide for accelerated vesting in connection with a change in control as follows:

•	account balances under the supplemental 401(k) plan would immediately vest upon a change in control as long as the executive is still employed by us; and

•	unvested stock options will vest and restrictions on stock awards will lapse if the executive is involuntarily terminated by us, whether or not for cause, within two years after a change in control.

In addition, there are some circumstances where an award of benefits in connection with a change in control of the company is discretionary. Our internal benefits committee has discretion under our AIP to pay bonuses to eligible employees during any year in which a change in control occurs. If this discretion is exercised, bonus payments would be based on performance for the portion of the fiscal year until the change in control event and paid within 75 days of the change in control. In the event of a change in control, the Board may, in its discretion, cancel outstanding options that are not exercised within 30 days of the change in control, cash out the value of outstanding options or restricted stock or make any other adjustments it deems appropriate under the EIP. The Board may also cancel any award made under the EIP in exchange for payment of an equal value in cash or stock.

No payments made to a named executive officer as a result of termination may constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code. The employment agreements require us to reduce, if necessary, the amount of severance due to the named executive officers in connection with a termination of employment to ensure that such payments do not constitute excess parachute payments.

Potential Payments upon Termination of Employment or Change in Control

The table below quantifies the potential payments that would be owed to each named executive officer under various scenarios involving the termination of employment or change in control of the company as of September 30, 2010, the last business day of fiscal year 2010. The amounts presented are in addition to accumulated pension benefits and the balances under our deferred compensation plan (set forth on pages 37 and 38):

							Involuntary
				Termination by			Termination
				Company			with or without
		Death and	Termination	without	Termination		Cause within
		Termination	by Executive	Cause or by	by	Change	Two Years of
		with	without Good	Executive for	Company	in	Change in
Name	Benefit	Disability	Reason	Good Reason	for Cause	Control	Control (1)
R. David Yost (2)	Accrued Unpaid Salary	$24,145	$24,145	$24,145	$24,145	—	—
	2010 Bonus	$1,533,600	—	$1,533,600	—	—	—
	Salary Continuation	—	—	$2,511,028	—	—	—
	Bonus Continuation	—	—	$2,964,151	—	—	—
	COBRA Premiums	—	—	$23,885	—	—	—
	Outplacement	—	—	$45,000	—	—	—
	Accelerated Vesting of Equity (3)	$5,282,248	—	—	—	—	$5,282,248
	Incremental Pension Benefits (4)	$1,000,715	$1,000,715	$1,000,715	—	—	—
	Supplemental 401(k) plan (5)	—	—	—	—	—	—

	Total	$7,840,708	$1,024,860	$8,102,524	$24,145	—	$5,282,248

Steven H. Collis	Accrued Unpaid Salary	$12,539	$12,539	$12,539	$12,539	—	—
	2010 Bonus	$735,000	—	$735,000	—	—	—
	Salary Continuation	—	—	$1,304,054	—	—	—
	Bonus Continuation	—	—	$985,961	—	—	—
	COBRA Premiums	—	—	$33,717	—	—	—
	Outplacement	—	—	$45,000	—	—	—
	Accelerated Vesting of Equity (3)	$4,443,771	—	—	—	—	$4,443,771
	Incremental Pension Benefits (4)	—	—	—	—	—	—
	Supplemental 401(k) plan (5)	$140,728	—	—	—	$140,728	—

	Total	$5,332,038	$12,539	$3,116,271	$12,539	$140,728	$4,443,771

Michael D. DiCandilo	Accrued Unpaid Salary	$12,944	$12,944	$12,944	$12,944	—	—
	2010 Bonus	$735,000	—	$735,000	—	—	—
	Salary Continuation	—	—	$1,346,153	—	—	—
	Bonus Continuation	—	—	$1,387,601	—	—	—
	COBRA Premiums	—	—	$34,045	—	—	—
	Outplacement	—	—	$45,000	—	—	—
	Accelerated Vesting of Equity (3)	$4,608,774	—	—	—	—	$4,608,774
	Incremental Pension Benefits (4)	$173,020	$173,020	$173,020	—	—	—
	Supplemental 401(k) plan (5)	$184,741	—	—	—	$184,741	—

	Total	$5,714,479	$185,964	$3,733,763	$12,944	$184,741	$4,608,774

John G. Chou	Accrued Unpaid Salary	$6,355	$6,355	$6,355	$6,355	—	—
	2010 Bonus	$360,000	—	$360,000	—	—	—
	Salary Continuation	—	—	$660,911	—	—	—
	Bonus Continuation	—	—	$434,811	—	—	—
	COBRA Premiums	—	—	$30,521	—	—	—
	Outplacement	—	—	$45,000	—	—	—
	Accelerated Vesting of Equity (3)	$1,341,906	—	—	—	—	$1,341,906
	Incremental Pension Benefits (4)	—	—	—	—	—	—
	Supplemental 401(k) plan (5)	$79,594	—	—	—	$79,594	—

	Total	$1,787,855	$6,355	$1,537,598	$6,355	$79,594	$1,341,906

James D. Frary	Accrued Unpaid Salary	$5,180	$5,180	$5,180	$5,180	—	—
	2010 Bonus	$273,446	—	$273,446	—	—	—
	Salary Continuation	—	—	$538,721	—	—	—
	Bonus Continuation	—	—	—	—	—	—
	COBRA Premiums	—	—	$33,068	—	—	—
	Outplacement	—	—	$45,000	—	—	—
	Accelerated Vesting of Equity (3)	$1,111,130	—	—	—	—	$1,111,130
	Incremental Pension Benefits (4)	—	—	—	—	—	—
	Supplemental 401(k) plan (5)	—	—	—	—	—	—

	Total	$1,389,756	$5,180	$895,415	$5,180	—	$1,111,130

(1)	The benefits shown are in addition to any amounts that the executive would receive (i) as a result of the accelerated vesting of account balances under the supplemental 401(k) plan upon a change in control, as shown in the column “Change in Control,” or (ii) if the termination of his employment was without cause, as shown in the column “Termination by Company without Cause or by Executive for Good Reason.” Assuming a change in control and an involuntary termination of employment as of September 30, 2010, no amount otherwise payable to Mr. Yost would constitute an excess parachute payment and, therefore, the amounts shown do not reflect any reduction in benefits for him. Applying the Section 280G analysis to benefits otherwise payable to Messrs. Collis, DiCandilo, Chou and Frary in the event of a change in control and an involuntary termination of employment as of September 30, 2010, would result in a reduction in benefits in the amount of $2,894,282, $978,065, $1,705,753 and $1,363,294, respectively.

(2)	Mr. Yost is the only named executive officer currently eligible to retire under our qualified pension plan, assuming retirement on September 30, 2010. If he were to have retired as of September 30, 2010, he would have received the accumulated retirement benefits shown for him in the tables on pages 37 and 38, except that the difference between the actual benefit payable as a lump sum on September 30, 2010 and the present value of the accumulated benefit shown in the Pension Benefits table is $324,227. In addition to the amounts shown in the table above, if Mr. Yost’s employment with AmerisourceBergen had been terminated for any reason on September 30, 2010, Mr. Yost or his heirs would receive a distribution of the $4,050,000 accrued for him under his long-term incentive award for the three-year performance period ended September 30, 2010. Distributions will be made within 30 days of the date of death or at least 13 months after the date of termination from employment for any other reason.

(3)	The value of the accelerated vesting of unvested restricted stock is calculated by multiplying the number of shares of unvested restricted stock held by the named executive officer as of September 30, 2010 by $30.66, the closing price of our common stock on that date. The value of the accelerated vesting of unvested options is calculated by multiplying the number of unvested options held by the named executive officer on September 30, 2010 by the difference between the exercise price of the options and $30.66, the closing price of a share of our common stock on that date. Unvested restricted stock vests in the case of disability, death or an involuntary termination of employment within two years of a change in control of the company. Unvested stock options vest upon an involuntary termination of employment within two years of a change in control of the company.

(4)	The amounts shown as payable under our supplemental retirement plan upon the termination of employment is the difference between the present value of the accumulated benefit shown in the Pension Benefits table and the actual benefit, payable as a lump sum, the named executive officer would receive had his or her employment been terminated on September 30, 2010. The lump sum amounts were calculated using the RP2000 Mortality table, with life expectancy projected in accordance with IRS rules and the applicable minimum present value segment interest rates. Benefits under the supplemental retirement plan may be forfeited if a participant is terminated for cause or engages in conduct that is detrimental to AmerisourceBergen, such as joining a competitor.

(5)	The amounts shown represent the value of unvested account balances under the supplemental 401(k) plan for events that would result in the accelerated vesting and payment of those benefits. Account balances under the supplemental 401(k) plan do not vest in full until an employee reaches age 62 (or age 55 with more than 15 years of service), except that vesting is accelerated upon disability, death and change in control of the company (so long as the participant is employed by the company on the date of the change in control). Unvested account balances are forfeited if the participant is terminated for any reason other than death or disability. If a participant is terminated for cause, he or she forfeits all vested and unvested account balances under the supplemental 401(k) plan. Distribution of account balances upon termination of employment, death, disability or change in control are made in a lump sum. Mr. Yost is fully vested in his supplemental 401(k) plan account balances. Therefore, the amount of Mr. Yost’s vested balance (shown in the Non-Qualified Defined Contribution and Other Deferred Compensation table) is not included here. Mr. Yost would forfeit his vested benefit if we terminated his employment for cause.

Stock Awards and Option Awards.  Our restricted stock, restricted stock unit and stock option awards include provisions that result in the vesting or forfeiture of awards depending on the reason for termination of employment. These provisions are as follows:

Reason for Termination	Unvested Awards	Impact on Expiration Date of Vested Options
Termination for Cause	Forfeit	Immediately upon termination
Voluntary Termination by Executive	Forfeit	3 months from date of termination
Termination without Cause	Forfeit	1 year from date of termination (or 90 days for certain options granted prior to 2002)
Involuntary Termination by AmerisourceBergen within 2 Years of Change in Control	Restrictions Lapse on Stock/Options Vest	1 year from date of termination
Death	Restrictions Lapse on Stock/Forfeit Options	1 year from date of termination
Disability	Restrictions Lapse on Stock/Forfeit Options	1 year from date of termination
Retirement (for awards granted prior to August 10, 2004)	Forfeit	3 months from date of termination
Voluntary Retirement (for awards granted on or after August 10, 2004 but prior to February 19, 2009)	Forfeit	3 years from date of termination
Voluntary Retirement (for awards granted on or after February 19, 2009)	Restricted Stock, Restricted Stock Units and Options continue to vest to the extent and according to the schedule set forth in the applicable award agreement	Expires at the end of the stated term in the applicable award agreement

CERTAIN TRANSACTIONS

What is our policy with respect to transactions with related persons?

We have a written Related Persons Transactions Policy. The Audit and Corporate Responsibility Committee must approve or ratify any transaction, arrangement or relationship exceeding $120,000 in which the company and any related person has a direct or indirect material interest. This policy includes any series of transactions that exceeds $120,000 in the aggregate in any calendar year. Related persons include:

•	directors and nominees;

•	executive officers;

•	persons controlling more than 5% of our common stock;

•	the immediate family members of each of these individuals; and

•	a firm, corporation or other entity in which any of these individuals is employed or is a partner or principal or in which any of these individuals has more than 5% ownership interest.

Related persons must notify the General Counsel in advance of any proposed transaction with us. They must explain principal features of the proposed transaction, including its potential value and benefit to us. The General Counsel will refer all proposed related person transactions exceeding $120,000 to the Audit and Corporate Responsibility Committee for review.

The Audit and Corporate Responsibility Committee will consider the proposed transaction at its next regularly scheduled meeting. In reviewing the proposed transaction, the committee will take into account those factors it considers appropriate, including the business reasons for the transaction and whether the terms of the transaction are fair to the company and no less favorable than would be provided by an unaffiliated third party. The committee will also consider, if applicable, whether the proposed transaction would impair the independence of a director or present an improper conflict of interest for directors, nominees or executive officers. Directors with an interest in any proposed transaction will not vote on the proposed transaction. The committee will review and approve annually any ongoing related person transactions.

In fiscal year 2010, AmerisourceBergen was not a party to any related person transaction as described in Item 404 of SEC Regulation S-K or that required approval under our Related Persons Transactions Policy.

What is our policy with regard to loans to directors or officers?

Our corporate governance principles prohibit us from making any personal loans or extensions of credit to directors or executive officers. We do not have any programs under which we extend loans to either directors or officers.

Transactions with Management

The stepfather of Mr. Collis’s wife is employed as an information technology manager for the AmerisourceBergen Specialty Group. He received approximately $108,000 in compensation in fiscal year 2010.

ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
(Item 3 on the Proxy Card)

What am I voting on?

You are voting on a proposal, commonly known as a “say-on-pay” proposal, which gives our stockholders the opportunity to endorse or not endorse our executive officer pay program and policies through the following resolution:

“RESOLVED, that the stockholders approve the compensation of AmerisourceBergen’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders (which disclosure includes the Compensation Discussion and Analysis, the Executive Compensation Tables and any related material).”

What factors should I consider in voting on this proposal?

We urge you to consider the various factors regarding compensation matters as discussed in the Compensation Discussion and Analysis, beginning on page 22.

As discussed at length in the Compensation Discussion and Analysis, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. We emphasize compensation opportunities that reward our executives when they deliver targeted financial results. The compensation of our named executive officers varies depending upon the achievement of pre-established performance goals, both individual and corporate. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of AmerisourceBergen. Our executive compensation policies have enabled AmerisourceBergen to attract and retain talented and experienced senior executives and have benefited AmerisourceBergen over time. We believe that the fiscal year 2010 compensation of our named executive officers was appropriate and aligned with AmerisourceBergen’s fiscal year 2010 results and position for growth in future years.

Why is the proposal being submitted to the stockholders?

Recent legislation, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act, or simply the Dodd-Frank Act, requires that public companies give their stockholders the opportunity to vote on say-on-pay proposals at the first annual meeting of stockholders held after January 21, 2011. The Securities and Exchange Commission, or SEC, has proposed rules to implement the provisions of the Dodd-Frank Act relating to stockholder votes on executive compensation (including say-on-pay and say-when-on-pay proposals) and expects to adopt final rules sometime between January and March 2011. We will closely monitor the SEC’s rulemaking process in this area, and any future advisory votes will comply with any requirements that are subsequently adopted by the SEC.

Is this vote binding on the Board of Directors?

Because your vote is advisory, it will not be binding upon the Board of Directors. However, our Board of Directors values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements as it deems appropriate.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the advisory resolution approving the compensation of AmerisourceBergen’s named executive officers as described in this Proxy Statement.

ADVISORY VOTE ON THE FREQUENCY OF A
STOCKHOLDER VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
(Item 4 on the Proxy Card)

What am I voting on?

You are voting on a proposal, commonly known as a “say-when-on-pay” proposal, which gives our stockholders the opportunity to advise our Board how often we should conduct an advisory stockholder vote on the compensation of our named executive officers through the following resolution:

“RESOLVED, that a non-binding advisory vote of AmerisourceBergen’s stockholders to approve the compensation of AmerisourceBergen’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Executive Compensation Tables and any related material) shall be held at an annual meeting of stockholders, beginning with the 2011 Annual Meeting of Stockholders, (i) every year, (ii) every 2 years, or (iii) every 3 years.”

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the say-on-pay vote should be conducted every year, every 2 years or every 3 years. You may also abstain from voting on this item. You are not voting to approve or disapprove the Board’s recommendation on this item.

What factors should I consider in voting on this proposal?

Our Board recommends that the stockholders vote in favor of conducting the say-on-pay vote every 3 years. Our Board has reviewed the evolution of say-on-pay and say-when-on-pay proposals and has carefully studied the alternatives to determine the approach that will best serve AmerisourceBergen and our stockholders. Our Board has determined that an advisory vote on executive compensation held every three years would be the best approach for AmerisourceBergen based on a number of considerations, including, among other things, the following:

•	Our compensation program ties a substantial portion of the compensation provided to our named executive officers to our long-term corporate performance and stockholder returns. We believe that a triennial vote will give our stockholders the opportunity to more fully assess the success or failure of our long-term compensation strategies and the related business outcomes with the hindsight of three years of corporate performance; and

•	A three-year vote cycle allows sufficient time for our Board to review and respond to stockholders’ views on executive compensation and to implement changes, if necessary, to our executive compensation program.

Is this vote binding on the Board of Directors?

Because your vote is advisory, it will not be binding upon the Board of Directors. However, our Board values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct an advisory vote on the compensation of our named executive officers as it deems appropriate.

How does the Board of Directors recommend that I vote?

We recommend that you vote for conducting an advisory vote on the compensation of our named executive officers every 3 years, beginning with the 2011 Annual Meeting of Stockholders.

APPROVAL OF THE AMENDMENT OF AMERISOURCEBERGEN’S
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS
(Item 5 on the Proxy Card)

What am I voting on?

You are voting on a proposal to amend our Amended and Restated Certificate of Incorporation (our “certificate of incorporation”) to phase out the classification of our Board of Directors and provide for the annual election of directors, as well as make such other conforming or technical changes to the certificate of incorporation as may be necessary or appropriate.

Our Board of Directors has unanimously approved an amendment to our certificate of incorporation to provide for the annual election of directors beginning with the 2012 Annual Meeting of Stockholders, and recommends that the stockholders vote in favor of the amendment. In deliberating on the amendment, our Board of Directors considered the evolving standards of corporate governance and the concerns of our stockholders.

Classified boards have a long history in corporate law of providing effective protection against coercive and/or inadequate takeovers and proxy contests that are not in the best interests of stockholders because they make it difficult for a substantial stockholder to gain control of a board without the cooperation or approval of incumbent directors. Classified boards also foster continuity and stability, not only on the board but also in the overall business of a company, since a majority of directors will always have prior experience as directors of the company.

The Company’s stockholders originally approved the current classified structure because they believed such a structure would promote superior corporate governance. In recent years, however, there has been a growing sentiment among investors in favor of annual elections. This trend is based in part on the belief that classified boards may also reduce the accountability of directors to stockholders since stockholders are only able to evaluate and elect each director every three years. Moreover, many investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

In deciding to recommend declassification of the Board of Directors, the Board of Directors, assisted by the Governance and Nominating Committee, considered the arguments in favor of and against continuation of the classified Board of Directors and determined that it is in the Company’s best interests to eliminate its classified Board of Directors as proposed.

The full text of the proposed amendment is attached to this Proxy Statement as Appendix A, and is incorporated herein by reference. You are encouraged to read the entire text of our certificate of incorporation, which was filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

What provisions of our certificate of incorporation will be amended?

Section 5.03 of our certificate of incorporation currently divides our Board of Directors into three classes of approximately equal size, composed of directors each serving terms of office of three years. Section 5.03 would be amended to phase out the classification of the Board of Directors and to provide for the annual election of directors, beginning with the 2012 Annual Meeting of Stockholders. In addition, certain conforming or technical changes to the certificate of incorporation would be made to remove reference to a classified Board of Directors.

How will our certificate of incorporation be changed?

If the stockholders approve the amendment, those directors previously elected for three-year terms of office by our stockholders, including those directors elected at the 2011 Annual Meeting of Stockholders, will complete their three-year terms and thereafter would be eligible for re-election for one-year terms at each annual meeting of stockholders. Directors elected at or after the 2012 Annual Meeting of Stockholders to fill newly created directorships resulting from an increase in the number of directors or any vacancies on the Board of Directors will serve until the next annual meeting of stockholders. Beginning with the 2014 Annual Meeting of Stockholders, the declassification of the Board of Directors would be complete and all directors would be subject to annual election to one-year terms.

When will the amendment be effective?

If approved by the stockholders at the 2011 Annual Meeting of Stockholders, the amendment to our certificate of incorporation will become effective upon the filing of the certificate of amendment with the Secretary of State of the State of Delaware. We intend to file the certificate of amendment to our certificate of incorporation as soon as practicable after the 2011 Annual Meeting of Stockholders.

Will the Board of Directors amend the amended and restated bylaws in a manner consistent with the amendment to our certificate of incorporation?

Yes. If the amendment to our certificate of incorporation is approved by our stockholders, immediately following the 2011 Annual Meeting of Stockholders, our Board of Directors intends to approve an amendment to our amended and restated bylaws in order to provide for the annual election of directors and to phase out the classification of directors consistent with the amendment to our certificate of incorporation

How many votes are needed for this proposal and how are the votes counted?

Approval of the proposed amendment to our certificate of incorporation will require the affirmative vote of the holders of a majority of the shares of our common stock outstanding. Abstentions will be counted toward the tabulation of votes cast on this matter and will have the effect of negative votes. Broker non-votes also will have the effect of negative votes.

There is no appraisal or similar rights of dissenters under Delaware law with respect to the amendment to our certificate of incorporation.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the amendment to our certificate of incorporation to provide for the annual election of directors.

APPROVAL OF THE AMERISOURCEBERGEN CORPORATION
2011 EMPLOYEE STOCK PURCHASE PLAN
(Item 6 on the Proxy Card)

What am I voting on?

You are voting on a proposal to approve our AmerisourceBergen Corporation 2011 Employee Stock Purchase Plan, or the 2011 Plan. If approved, the 2011 Plan will become effective July 1, 2011 and will replace the existing AmerisourceBergen Corporation 2002 Employee Stock Purchase Plan, which will expire on June 30, 2011. The terms of the 2011 Plan are largely identical to the terms of the 2002 Plan.

Has the Board of Directors approved the 2011 Plan?

Yes. On November 11, 2010, the Board of Directors, upon the recommendation of the Compensation and Succession Planning Committee, unanimously approved the adoption of the 2011 Plan, subject to stockholder approval. A copy of the 2011 Plan is attached as Appendix B to this Proxy Statement.

So that participants may enjoy certain tax advantages, the 2011 Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code. Approval of the 2011 Plan by our stockholders is a condition to favorable tax treatment under Section 423.

What is the purpose of the 2011 Plan?

The purpose of the 2011 Plan is to encourage the purchase of common stock by eligible employees and provide them with a proprietary stake in AmerisourceBergen. We also expect that the 2011 Plan will assist with employee recruitment and retention.

Who is eligible to participate in the 2011 Plan?

Our employees and the employees of the subsidiaries that we have approved for participation in the 2011 Plan. The list of subsidiaries whose employees are currently eligible to participate in the 2011 Plan are listed on a schedule at the end of the 2011 Plan. There are approximately 600 of our employees and 6,400 employees of our subsidiaries who would be eligible to participate in the 2011 Plan.

Generally, an employee of a participating company is eligible to participate in the 2011 Plan if he or she has completed 30 or more days of service as of the start date of an offering period. In addition, there are certain other limitations on purchases under the 2011 Plan. Employees who, after purchasing shares of common stock under the 2011 Plan, would own 5% or more of our common stock are not eligible to purchase additional shares under the 2011 Plan. Employees may not purchase more than $25,000 of common stock (as determined by the fair market value on the first day of the purchase period) in any calendar year or more than 2,000 shares in any particular offering period.

What are the material features of the 2011 Plan?

The 2011 Plan provides employees with the right to purchase shares of our common stock through payroll deduction. A total of 4,000,000 shares of common stock will be available for purchase under the 2011 Plan, subject to adjustment in the number and price of shares available for purchase if the number of outstanding shares of common stock are increased or decreased through stock dividends, recapitalizations, stock splits, reorganizations or similar changes.

Provided that our stockholders approve the adoption of the 2011 Plan, we anticipate that the first offering period under the 2011 Plan will commence on July 1, 2011, or on such later date as determined by the Compensation and Succession Planning Committee, which will also serve as the plan administrator.

Shares of common stock will be available under the 2011 Plan during each offering period. The offering periods will be semi-annual periods commencing on dates determined from time to time by the Compensation and Succession Planning Committee. Shares of common stock will be deemed to have been purchased on the last business day of the offering period. The purchase price per share will be 95% of the fair market value per share of common stock on the last business day of the offering period.

To participate in the 2011 Plan, an eligible employee must file an election form with the plan administrator or its designee at least 30 days before the beginning of an offering period. The election form will authorize us to make payroll deductions of up to 25% from the participant’s salary on each regular payday for as long as he or she participates in the 2011 Plan. We will credit these payroll deductions to the participant’s account under the 2011 Plan.

Unless otherwise provided by the plan administrator, participants must hold shares of common stock purchased under the 2011 Plan for at least six months from the date of purchase.

A participant may reduce his or her contribution percentage or discontinue participation in the 2011 Plan at any time, but no other change can be made during an offering period. If a participant’s employment terminates for any reason, all amounts credited to his or her account will be returned, or at his or her election, used to purchase shares on the next purchase date.

What benefits will be received by our directors, officers and employees under the 2011 Plan?

Our non-employee directors are not eligible to participate in the 2011 Plan. Our officers and employees may participate in the 2011 Plan as described above. Except as described above, they do not receive any special benefits under the 2011 Plan.

How will the funds received from the 2011 Plan be used and who will pay the costs associated with the 2011 Plan?

All funds held or received by AmerisourceBergen under the 2011 Plan may be used for any corporate purpose until applied to the purchase of common stock or refunded to employees and shall not be segregated from our general assets. To deliver shares of common stock purchased by employees under the 2011 Plan, we will either purchase shares of common stock in the open market or issue shares of common stock from treasury shares or authorized but unissued shares. We will pay all administrative fees and expenses incurred in connection with the 2011 Plan.

May the 2011 Plan be amended or terminated?

Our Board of Directors has the right to amend, modify or terminate the 2011 Plan at any time without notice. However, the Board generally may not, without stockholder approval, (i) increase the number of shares of common stock issuable under the 2011 Plan, (ii) increase the maximum number of shares that may be purchased by each participant (except for permissible adjustments in the event of certain changes in our capitalization), (iii) alter the purchase price formula so as to reduce the purchase price payable for the shares of common stock purchased under the 2011 Plan, (iv) materially increase the benefits accruing to participants under the 2011 Plan or (v) materially modify the requirements for eligibility to participate in the 2011 Plan.

How many votes are needed for this proposal and how are the votes counted?

Approval of the 2011 Plan will require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote on this matter. Abstentions will be counted toward the tabulation of votes cast on this matter and will have the effect of negative votes. Broker non-votes also will have the effect of negative votes.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the approval of the AmerisourceBergen Corporation 2011 Employee Stock Purchase Plan.

BENEFICIAL OWNERSHIP OF COMMON STOCK

This table shows how much of our outstanding common stock is beneficially owned by each of the named executive officers, each of the directors, and all directors and executive officers as a group as of November 30, 2010. The table also shows how much of our outstanding common stock is beneficially owned by owners of more than 5% of our outstanding common stock.

According to the rules adopted by the SEC, a person “beneficially owns” securities if the person has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to the shares shown. An asterisk in the Percent of Class column indicates beneficial ownership of less than 1%, based on 275,327,449 shares of common stock outstanding as of the close of regular trading on the NYSE on November 30, 2010.

		Aggregate Number
		of Shares
		Beneficially
Name and Address of Beneficial Owner	Title of	Owned	Percent of
(1)	Beneficial Owner	(2)	Class

R. David Yost(3)	Chief Executive Officer and Director	2,732,251	1%
Steven H. Collis(3)	President and Chief Operating Officer	919,610	*
Michael D. DiCandilo(3)	Executive Vice President and Chief Financial Officer	1,079,210	*
John G. Chou(3)	Senior Vice President, General Counsel and Secretary	191,193	*
James D. Frary(3)	Senior Vice President, AmerisourceBergen Corporation, and President, AmerisourceBergen Specialty Distribution and Services	14,583	*
Charles H. Cotros(4)	Director	78,488	*
Richard W. Gochnauer(4)	Director	22,077	*
Richard C. Gozon(4)	Director	172,885	*
Edward E. Hagenlocker(4)	Director	79,567	*
Jane E. Henney, M.D.(4)	Director	58,010	*
Kathleen W. Hyle(4)	Director	3,283	*
Michael J. Long(4)	Director	63,642	*
Henry W. McGee(4)	Director	98,912	*
All directors and executive officers as a group (14 people)(5)		5,514,961	2%
Vanguard Group Inc. P.O. Box 2600 V26 Valley Forge, PA 19482-2600		15,457,877	5.6%

*	Less than 1.0%

(1)	The address for each named executive officer and director is: AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

(2)	Based on information furnished to the company by the respective stockholders or obtained by the company from sources we believe are reliable. The company believes that, unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares shown opposite their names.

(3)	Common stock and the percent of class listed as being beneficially owned by our named executive officers include outstanding options to purchase common stock which are exercisable within 60 days of November 30, 2010, as follows: Mr. Yost — 1,195,743 shares; Mr. Collis — 865,477 shares; Mr. DiCandilo — 984,332 shares; Mr. Chou — 172,076 shares; and Mr. Frary — 0.

(4)	Common stock and the percent of class listed as being beneficially owned by our non-employee directors include outstanding options to purchase common stock which are exercisable within 60 days of November 30, 2010, as follows: Mr. Cotros — 52,235 shares; Mr. Gochnauer — 12,160 shares; Mr. Gozon — 129,801 shares; Mr. Hagenlocker — 70,755; Dr. Henney — 32,789 shares; Ms. Hyle — 0; Mr. Long — 47,189 shares; and Mr. McGee — 77,935 shares.

(5)	Includes all directors and executive officers, including the named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of September 30, 2010 regarding all of our existing compensation plans pursuant to which equity securities are authorized for issuance to employees and non-employee directors.

	(a)	(b)	(c)
Number of securities
	Number of securities		remaining available for
	to be issued	Weighted-average	future issuance under
	upon exercise of	exercise price of	equity compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected in
Plan Category	and rights	and rights	column(a))

Equity compensation plans approved by security holders	22,279,702	$19	26,867,045	(1)

Equity compensation plans not approved by security holders	—	N/A	—

Total	22,279,702	$19	26,867,045

(1)	Includes 26,719,031 shares available for future issuances of stock and option awards under the AmerisourceBergen Corporation Equity Incentive Plan, 64,337 shares available for future issuance of options under the non-employee director’s stock option plan and 83,677 shares available for future issuance of restricted common stock under the non-employee directors’ restricted stock plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers as well as persons who beneficially own more than 10 percent of our common stock to file with the SEC reports of ownership and changes in beneficial ownership of our common stock. Directors, executive officers and greater than 10 percent stockholders are required to furnish us with copies of all Section 16(a) forms they file. We believe that during fiscal year 2010 all of our directors and executive officers complied with these requirements.

AVAILABILITY OF FORM 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 (without exhibits or documents incorporated by reference therein), are available without charge to stockholders upon written request to the Corporate and Investor Relations Department, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087, by calling (610) 727-7000 or via the Internet at www.amerisourcebergen.com.

REQUIREMENTS FOR SUBMISSION OF PROXY PROPOSALS,
NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Stockholder Proposals for Inclusion in the 2012 Proxy Statement.  Any proposal of a stockholder that is intended to be presented by such stockholder at AmerisourceBergen’s 2012 Annual Meeting of Stockholders must be submitted in writing by September 16, 2011 in order to be considered for inclusion in the 2012 Proxy Statement and the form of proxy relating to the 2012 meeting. All proposals should be submitted to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. Stockholder proposals must comply with SEC Rule 14a-8, Delaware law and our bylaws.

Other Stockholder Proposals for Presentation at the 2012 Annual Meeting of Stockholders.  Stockholders of record who do not submit a proposal for inclusion in AmerisourceBergen’s proxy materials under SEC Rule 14a-8, but who instead intend to nominate a person for election as director or to introduce an item of business at the 2012 Annual Meeting of Stockholders must provide advance written notice to us in accordance with our bylaws. Our bylaws set forth the procedures that must be followed and the information that must be provided in order for a stockholder to nominate a person for election as director or to introduce an item of business at the 2012 Annual Meeting of Stockholders. We must receive notice of your intention to introduce a nomination or other item of business at the 2012 Annual Meeting of Stockholders no earlier than October 20, 2011 and no later than November 19, 2011. Such notice should be addressed to John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 and must include the information set forth in our bylaws. You may obtain a copy of our bylaws upon request by writing to the Secretary at our principal executive offices. The proxy solicited by our Board of Directors for the 2012 Annual Meeting of Stockholders will confer discretionary authority with respect to any such proposal.

The Chairman of the 2012 Annual Meeting of Stockholders may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the procedures set forth for such matters in our bylaws.

Other Stockholder Communications.  Stockholder communications may be submitted at any time in writing to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. Stockholder communications are communications from any stockholder to the Board of Directors, any committee or any director on matters that relate reasonably to their respective duties and responsibilities. Stockholder communications do not include stockholder proposals (discussed above) and stockholder recommendations for director nominee candidates (discussed under Process for Identifying and Evaluating Director Nominees and for Submitting Recommendations at page 18). AmerisourceBergen’s Secretary will determine, in his good faith judgment, which stockholder communications will be relayed to the Board of Directors, any committee or any director.

Appendix A

FORM OF CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF AMERISOURCEBERGEN CORPORATION

AmerisourceBergen Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of AmerisourceBergen Corporation (the “Corporation”), at a meeting held on November 11, 2010, duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), declaring the amendment to be advisable, and directing that the amendment be submitted to the stockholders of the Corporation for consideration at the 2011 Annual Meeting of Stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing Sections 5.03, 5.05, and 5.06 so that, as amended, these sections will read as follows:

Section 5.03.     Annual Election of Directors.  Commencing with the 2012 annual meeting of the stockholders of the Corporation, the directors of the Corporation shall be elected annually for terms expiring at the next annual meeting of stockholders. Directors elected at the 2010 annual meeting of stockholders to a three-year term shall hold office until the 2013 annual meeting of stockholders and directors elected at the 2011 annual meeting of stockholders to a three-year term shall hold office until the 2014 annual meeting of stockholders. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Section 5.05.     Removal.  No director may be removed except both for cause and by the affirmative vote of the holders of a majority of the votes cast for and against the removal by the holders of shares of stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote generally in the election of directors, considered for this purpose as a single class. In the event of any increase or decrease in the authorized number of directors, each director then serving as such shall nevertheless continue as a director until the expiration of his or her current term, or his earlier death, resignation or removal.

Section 5.06.     Vacancies.  Subject to the rights of the holders of any series of Preferred Stock or any other class of stock of the Corporation (other than the Common Stock) then outstanding, any vacancies in the Board for any reason, including by reason of any increase in the number of directors, shall be filled only by the Board, acting by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, and any directors so elected shall hold office until the next election of directors and until their successors are duly elected and qualified.

SECOND:  That the amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, AmerisourceBergen Corporation has caused this certificate to be signed by R. David Yost, its Chief Executive Officer, this   day of February, 2011.

AMERISOURCEBERGEN CORPORATION

By:
  R. David Yost
  Chief Executive Officer

A-1

Appendix B

AMERISOURCEBERGEN CORPORATION
2011 EMPLOYEE STOCK PURCHASE PLAN

I.     PURPOSE OF THE PLAN

This 2011 Employee Stock Purchase Plan is intended to promote the interests of AmerisourceBergen Corporation (“the Company”) by providing eligible employees with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan intended to meet the requirements of section 423 of the Code.

This Plan will be effective July 1, 2011 and will apply to any purchase right granted, or stock transferred pursuant to any purchase right granted, on or after July 1, 2011. Any purchase right granted, or stock transferred pursuant to any purchase right granted, prior to July 1, 2011 will be governed by the terms and conditions of the AmerisourceBergen Corporation 2002 Employee Stock Purchase Plan as in effect at the time such purchase right was granted.

Capitalized terms herein shall have the meanings assigned to such terms in Article XII.

II.     ADMINISTRATION OF THE PLAN

The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate in order to implement the Plan or to comply with the requirements of section 423 of the Code. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.     STOCK SUBJECT TO PLAN

A.     The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 4,000,000 shares as of the effective date of the Plan.

B.     Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV.     PURCHASE/HOLDING PERIODS

A.     Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B.     Except as otherwise provided in Section X or as otherwise provided by the Plan Administrator, each purchase period shall have a duration of six (6) months. The start date and end date for each purchase period shall be established by the Plan Administrator from time to time.

C.     Except as otherwise provided by the Plan Administrator, a Participant may not dispose of any share of Common Stock purchased under the Plan prior to six months after the transfer of the share to the Participant.

V.     ELIGIBILITY

A.     Each individual who (i) is an Eligible Employee on the start date of any purchase period and (ii) has completed thirty (30) days of service with the Company or any Corporate Affiliate prior to such start date shall be eligible to participate in the Plan for that purchase period on such start date.

B.     To participate in the Plan for a particular purchase period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization form) and file such forms with the Plan Administrator (or its designate) on or before the 30th day preceding the start date of the purchase period.

VI.     PAYROLL DEDUCTIONS

A.     The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Base Salary paid to the Participant during each purchase period, up to a maximum of twenty-five percent (25%). The deduction rate so authorized shall continue in effect for the entire purchase period. However, the Participant may, at any time during the purchase period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one such reduction per purchase period.

B.     Payroll deductions shall begin on the first pay day following the start date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Company and used for general corporate purposes.

C.     Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

VII.     PURCHASE RIGHTS

A.     Grant of Purchase Right. A Participant shall be granted a separate purchase right on the start date of each purchase period in which he or she participates. The purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of section 424(d) of the Code) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.

B.     Exercise of the Purchase Right. Each purchase right shall be automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions below) on such date. The purchase shall be affected by applying the Participant’s payroll deductions for the purchase period ending on such Purchase Date to the purchase of shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for that purchase period.

C.     Purchase Price. The purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date shall be equal to ninety-five percent (95%) of the Fair Market Value per share of Common Stock on that Purchase Date.

D.     Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date shall be the number of shares obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period ending with that Purchase Date by the purchase price in effect for that Purchase Date. In no event shall fractional shares be purchased under the Plan. Notwithstanding the foregoing and subject to the limitations described in Article VIII, no participant may purchase more than 2,000 shares of Common Stock on a Purchase Date.

E.     Excess Payroll Deductions. Any payroll deductions not applied to the purchase of Common Stock by reason of any limitation on the maximum number of shares purchasable by the Participant on the Purchase Date (whether such limitation is pursuant to Section VII-D, Article VIII or otherwise) shall be promptly refunded.

F.     Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

(i)     A Participant may, at any time prior to the last day of the purchase period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the purchase period in which such termination occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

(ii)     The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the purchase period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of the new purchase period.

(iii)     Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the purchase period in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the election, exercisable up until the last business day of the purchase period in which such leave commences, to (a) withdraw all the funds in the Participant’s payroll account at the time of the commencement of such leave or (b) have such funds held for the purchase of shares at the end of such purchase period. In no event, however, shall any further payment deductions be added to the Participant’s account during such leave. Upon the Participant’s return to active service, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, provided the Participant returns to service prior to the expiration date of the purchase period in which such leave began.

G.     Proration of Purchase Rights. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

H.     Assignability. During the Participant’s lifetime, the purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant (other than by will or the laws of descent).

I.     Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII.     ACCRUAL LIMITATIONS

A.     No participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of section 423 of the Code) of the Company or any Corporate Affiliate, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.     For purposes of applying such accrual limitations, the following provisions shall be in effect:

(i)     The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the purchase period for which such right is granted.

(ii)     No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to $25,000 worth of Common Stock (determined on the basis of the Fair Market Value of such stock on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C.     If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase right shall be promptly refunded.

D.     In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.     EFFECTIVE DATE AND TERM OF THE PLAN

A.     The Plan was adopted by the Board on November 11, 2010 and effective on July 1, 2011.

B.     Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) July 1, 2021, (ii) the date on which all shares available for issuance under the Plan have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.

X.     AMENDMENT OF THE PLAN

The Board may alter, amend, suspend or discontinue the Plan at any time. However, the Board may not, without the approval of the Company’s shareowners, increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments in the event of certain changes in the Company’s capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan. In the event that the Plan is terminated prior to the last day of a purchase period, such purchase period shall be deemed to have ended on the effective date of such termination and there shall be no subsequent purchase periods thereafter.

XI.     GENERAL PROVISIONS

A.     All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

B.     Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C.     The provisions of the Plan shall be governed by the laws of the Commonwealth of Pennsylvania, without resort to that Commonwealth’s conflict-of-laws rules.

XII.     DEFINITIONS

The following definitions shall be in effect under the Plan:

A.     BASE SALARY shall mean the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in the Plan, plus any pre-tax contributions made by the Participant to any cash-or-deferred arrangement that meets the requirements of section 401(k) of the Code or any cafeteria benefit program that meets the requirements of section 125 of the Code, now or hereafter established by the Company or any Corporate Affiliate. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than contributions subject to sections 401(k) and 125 of the Code) made on the Participant’s behalf by the Company or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.

B.     BENEFITS COMMITTEE shall mean the Company’s Benefits Committee.

C.     BOARD shall mean the Company’s Board of Directors.

D.     CODE shall mean the Internal Revenue Code of 1986, as amended.

E.     COMMON STOCK shall mean the Company’s common stock.

F.     CORPORATE AFFILIATE shall mean any parent or subsidiary of the Company (as determined in accordance with Code Section 424, whether now existing or subsequently established).

G.     CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Company is a party:

(i)     a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii)     the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Corporation.

H.     COMPANY shall mean AmerisourceBergen Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of AmerisourceBergen Corporation, which shall, by appropriate action, adopt the Plan.

I.     ELIGIBLE EMPLOYEE shall mean any person who is engaged, on a regularly-scheduled basis of: (i) more than twenty (20) but less than thirty (30) hours per week for more than five (5) months per calendar year or (ii) thirty (30) or more hours per week, in the rendition of personal services to any Participating Company as an employee for earnings considered wages under section 3401(a) of the Code.

J.     FAIR MARKET VALUE per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

K.     1933 ACT shall mean the Securities Act of 1933, as amended.

L.     PARTICIPANT shall mean any Eligible Employee of a Participating Company who is actively participating in the Plan.

M.     PARTICIPATING COMPANY shall mean the Company and any Corporate Affiliate set forth on the attached Schedule A as may be authorized from time to time by the Benefits Committee to extend the benefits of the Plan to their Eligible Employees. The designation from time to time of Participating Companies from among the group consisting of the Company and its Corporate Affiliates in accordance with Treasury Regulation § 1.423-2(c)(4) shall not require the re-approval of the Plan by the Company’s stockholders.

N.     PLAN shall mean AmerisourceBergen Corporation 2011 Employee Stock Purchase Plan, as set forth in this document.

O.     PLAN ADMINISTRATOR shall mean a committee of two (2) or more Board members appointed by the Board to administer the Plan. Unless otherwise designated by the Board, the Plan Administrator shall be the Compensation and Succession Planning Committee of the Board as constituted by the Board from time to time.

P.     PURCHASE DATE shall mean the last business day of each purchase period

SCHEDULE A
AmerisourceBergen Services Corporation
AmerisourceBergen Drug Corporation
AmeriSource Health Services Corporation
ASD Specialty Healthcare, Inc
AutoMed Technologies
Bellco Drug Corp.
Integrated Commercialization Solutions, Inc.
I.G.G. of America, Inc.
IHS Acquisitions XXX, Inc
Imedex, L.L.C.
International Physician Networks, L.L.C.
The Lash Group, Inc.
Medical Initiatives, Inc.
Value Apothecaries, Inc.
Xcenda, LLC

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET
http://www.proxyvoting.com/abc

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
 WO#
86364-1
▼ FOLD AND DETACH HERE ▼

Please mark your votes as
indicated in this example	☒

The Board of Directors recommends a vote FOR Items 1, 2, 3, 5 and 6.

Item 1. ELECTION OF THREE DIRECTORS TO CLASS I.

Nominees:	FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN

1.1 Charles H. Cotros 1.2 Jane E. Henney, M.D. 1.3 R. David Yost	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	Item 3.	Advisory vote on the compensation of our named executive officers.		☐	☐	☐
The Board of Directors recommends a stockholder vote on executive compensation every 3 years. 1 year 2 years 3 years Abstain
				Item 4.	Advisory vote on the frequency of a stockholder vote on the compensation of our named executive officers.	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN

Item 2. Ratification of appointment of independent registered public accounting firm.	☐	☐	☐	Item 5.	Approval of the amendment of AmerisourceBergen’s Amended and Restated Certificate of Incorporation.		☐	☐	☐

				Item 6.	Approval of the AmerisourceBergen Corporation 2011 Employee Stock Purchase Plan.		☐	☐	☐

				Item 7.	Other Matters.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

Mark Here for Address Change or Comments SEE REVERSE	☐
Note: Please date this proxy, sign your name exactly as it appears hereon, and return it promptly using the enclosed postage paid envelope. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your AmerisourceBergen Corporation account online.
Access yourAmerisourceBergen Corporation account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for AmerisourceBergen Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report on Form 10-K are available at: http://www.proxyvoting.com/abc
▼  FOLD AND DETACH HERE ▼
AMERISOURCEBERGEN CORPORATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
FEBRUARY 17, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of AMERISOURCEBERGEN CORPORATION, a Delaware corporation, does hereby constitute and appoint R. David Yost and John G. Chou, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of AMERISOURCEBERGEN CORPORATION which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel Philadelphia, One Logan Square, Philadelphia, Pennsylvania 19103, on February 17, 2011 at 2:00 p.m., Eastern Time, and at any and all adjournments and postponements thereof, as follows:
     THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, 4 (THREE YEARS), 5 AND 6 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 7.

Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250
  (Continued on the reverse side. Must be signed and dated on the reverse side)
  WO#
86364-1